EXHIBIT 10.6

AGREEMENT OF PURCHASE AND SALE
between
LEPERCQ ATLANTA RENAISSANCE PARTNERS, L.P., the SELLER
and
INTERSTATE ATLANTA AIRPORT, LLC, the BUYER
Dated as of May 4, 2007
The Westin Atlanta Airport, City of College Park, Georgia

i

ii

Schedules

Schedule A	—	Land
Schedule 1.1	—	Title Commitment
Schedule 3.1(c)	—	Consents
Schedule 3.2(a)	—	Operating Agreements
Schedule 3.2(c)	—	Tenant Leases
Schedule 3.2(d)	—	Brokerage Commissions
Schedule 3.2(f)	—	Litigation
Schedule 3.2(g)	—	Bookings
Exhibits

Exhibit A	—	Form of Assignment of Leases
Exhibit B	—	Form of Assignment of Contracts
Exhibit C	—	Form of Limited Warranty Deed
Exhibit D	—	Form of Bill of Sale
Exhibit E	—	Form of Assignment of Intangibles
Exhibit F	—	Form of FIRPTA Certificate
Exhibit G	—	Forms of Title Affidavits
Exhibit H	—	Form of Affidavit
Exhibit I	—	Form of Broker’s Lien Waiver
Exhibit J	—	Form of Buyer’s Update Certificate of Representations
Exhibit K	—	Form of Seller’s Update Certificate of Representations
Exhibit L	—	Form of Quitclaim Deed

iii

AGREEMENT OF PURCHASE AND SALE
     AGREEMENT OF PURCHASE AND SALE (this “Agreement”), made as of the 4th day of May, 2007 between LEPERCQ ATLANTA RENAISSANCE PARTNERS, L.P., a Delaware limited partnership (the “Seller”), and INTERSTATE ATLANTA AIRPORT, LLC, a Delaware limited liability company (the “Buyer”).
Background
     A. The Seller is the owner of the land more particularly described in Schedule A attached hereto (the “Land”). The Seller is also the owner of the hotel facility located on the Land having an address at 4736 Best Road, Atlanta, Georgia 30337, and commonly known as the “Westin Atlanta Airport” (the “Hotel”). The Land and the Hotel (including without limitation Seller’s interest in all improvements and structures constituting real property located on, over or under the Land) shall be referred to herein, collectively, as the “Property”; the Property and the Asset-Related Property (as defined below) shall be referred to herein as the “Asset”.
     B. The Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, the Asset on the terms and conditions hereinafter set forth.
AGREEMENT
      NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
ARTICLE I.
DEFINITIONS
     SECTION 1.1 Defined Terms. The capitalized terms used herein will have the following meanings.
          “Accounts Receivable” means all amounts which the Seller is entitled to receive from the operation of the Hotel, but are not paid, as of the Closing, including, without limitation, charges for the use or occupancy of any guest, conference, meeting or banquet rooms or other facilities at the Hotel, or any other goods or services provided by or on behalf of the Seller at the Hotel, but expressly excluding any credit card charges and checks which the Seller has submitted for payment as of the Closing.
          “Agreement” shall mean this Agreement of Purchase and Sale, together with the exhibits and schedules attached hereto, as the same may be amended, restated, supplemented or otherwise modified.
          “Allocation” shall have the meaning assigned thereto in subsection 2.2(c).

          “Anti-Money Laundering and Anti-Terrorism Laws” shall have the meaning assigned thereto in subsection 3.1(f)(i).
          “Asset” shall have the meaning assigned thereto in “Background” paragraph A.
          “Asset File” shall mean the materials with respect to the Asset previously delivered to the Buyer or its representatives by or on behalf of the Seller or made available to the Buyer at the Property or in Manager’s possession.
          “Asset-Related Property” shall have the meaning assigned thereto in subsection 2.1(b).
          “Assigned Accounts Receivable” shall have the meaning assigned thereto in subsection 10.3(b)(i).
          “Assignment of Contracts” shall have the meaning assigned thereto in subsection 6.1(a)(ii).
          “Assignment of Intangibles” shall have the meaning assigned thereto in subsection 6.2(a)(v).
          “Assignment of Leases” shall have the meaning assigned thereto in subsection 6.1(a)(i).
          “Basket Limitation” shall mean an amount equal to $150,000.
          “Bill of Sale” shall have the meaning assigned thereto in subsection 6.2(a)(ii).
          “Bookings” shall have the meaning assigned thereto in subsection 2.1(b)(viii).
          “Books and Records” shall have the meaning assigned thereto in subsection 2.1(b)(xvi).
          “Broker” shall mean Hodges Ward Elliott, Inc.
          “Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks are authorized or required by law to be closed in New York City, New York.
          “Buyer” shall have the meaning assigned thereto in the Preamble to this Agreement.
          “Buyer-Related Entities” shall have the meaning assigned thereto in Section 11.1.
          “Buyer’s Knowledge” shall mean the actual knowledge of the Buyer based upon the actual knowledge of Leslie Ng, David Lee and Christopher Bennett without any duty on the part of such Person to conduct any independent investigation or make any inquiry of any Person.
          “Buyer Waived Breach” shall have the meaning assigned thereto in 11.3.

          “Cap Limitation” shall mean an amount equal to $3,000,000.
          “Claims” shall have the meaning assigned thereto in Section 7.3.
          “Closing” shall have the meaning assigned thereto in subsection 2.4(a).
          “Closing Date” shall have the meaning assigned thereto in subsection 2.4(a).
          “Closing Documents” shall mean any certificate, assignment, instrument or other document delivered pursuant to this Agreement.
          “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute. Any reference herein to a particular provision of the Code shall mean, where appropriate, the corresponding provision in any successor statute.
          “Condition of the Asset” shall have the meaning assigned thereto in subsection 7.2(b).
          “Cut-Off Time” shall have the meaning assigned thereto in subsection 10.1.
          “Deed” shall have the meaning assigned thereto in subsection 6.2(a)(i).
          “Earnest Money” shall have the meaning assigned thereto in subsection 2.3(a).
          “Employees” shall mean, at any time, all persons who are employed by the Seller or Manager (whether on a full-time or part-time basis) at the Hotel at such time to operate the Hotel.
          “Environmental Laws” shall have the meaning assigned thereto in subsection 3.2(h).
          “Equipment Leases” shall have the meaning assigned thereto in subsection 2.1(b)(vii).
          “Escrow Account” shall have the meaning assigned thereto in subsection 14.5(a).
          “Escrow Agent” shall have the meaning assigned thereto in subsection 2.3(a).
          “Executive Order” shall have the meaning assigned thereto in subsection 3.1(f)(i).
          “Existing Survey” shall mean that certain survey of the Property prepared by Paul Lee Consulting Engineering Associates, Inc., dated March 31, 1983, last revised September 19, 1996.
          “Extension Option” shall have the meaning assigned thereto in subsection 2.4(b).
          “FIRPTA” shall have the meaning assigned thereto in subsection 6.2(a)(vii).
          “Financing Liens” shall have the meaning assigned thereto in subsection 8.3(a).

          “FF&E” shall have the meaning assigned thereto in subsection 2.1(b)(ii).
          “Franchise Agreement” shall mean that certain License Agreement, dated June 1, 2006, with Effective Date of May 2, 2006, by and between Franchisor and the Seller.
          “Franchisor” shall mean Westin Hotel Management, L.P.
          “Georgia Residency Affidavits” shall have the meaning assigned thereto in subsection 6.2(a)(xii).
          “Governmental Authority” shall mean any federal, state or local government or other political subdivision thereof, including, without limitation, any agency or entity exercising executive, legislative, judicial, regulatory or administrative governmental powers or functions, in each case to the extent the same has jurisdiction over the Person or property in question.
          “Government List” shall mean any of (i) the two lists maintained by the United States Department of Commerce (Denied Persons and Entities), (ii) the list maintained by the United States Department of Treasury (Specially Designated Nationals and Blocked Persons), and (iii) the two lists maintained by the United States Department of State (Terrorist Organizations and Debarred Parties).
          “Guest Ledger” means any and all charges accrued to the open accounts of any guests or customers at the Hotel as of the Cut-Off Time for the use and occupancy of any guest, conference, meeting or banquet rooms or other facilities at the Hotel, any restaurant, bar or banquet services, or any other goods or services provided by or on behalf of the Seller.
          “Hazardous Materials” shall have the meaning assigned thereto in subsection 7.2(b)(i).
          “Hotel” shall have the meaning assigned thereto in “Background” paragraph A.
          “Intangible Property” shall have the meaning assigned thereto in subsection 2.1(b)(xiii).
          “Inventories” shall have the meaning assigned thereto in subsection 2.1(b)(xi).
          “IRS” shall mean the Internal Revenue Service.
          “IRS Reporting Requirements” shall have the meaning assigned thereto in subsection 14.4(c).
          “Land” shall have the meaning assigned thereto in “Background” paragraph A.
          “Licenses and Permits” shall have the meaning assigned thereto in subsection 2.1(b)(iii).
          “Liquor Holder” shall mean Interstate Management Company.

          “Liquor Authorities” shall have the meaning assigned thereto in subsection 4.2(a)(iii).
          “Liquor License” shall mean the liquor license(s) in effect with respect to the Property.
          “Losses” shall have the meaning assigned thereto in Section 11.1.
          “Management Agreement” shall mean that certain Hotel Management Agreement, which is dated as of January 1,2001 between MeriStar Hotel Lessee, Inc. and Manager, as assigned to the Seller pursuant to that certain Assignment and Assumption Agreement dated as of May 2, 2006 among MeriStar Hotel Lessee, Inc., the Seller and MeriStar Hospitality Operating Partnership, L.P. pursuant to which Manager is to provide management and other services with respect to the Property.
          “Manager” shall mean Interstate Management Company L.L.C., successor in interest to MeriStar Management Company, L.L.C.
          “Material Casualty” shall have the meaning assigned thereto in subsection 9.2(b).
          “Material Condemnation” shall have the meaning assigned thereto in subsection 9.2(b).
          “Miscellaneous Personal Property” shall have the meaning assigned thereto in subsection 2.1(b)(xv).
          “Natural Hazard Expert” shall have the meaning assigned thereto in subsection 7.4(b).
          “Operating Agreements” shall mean all maintenance, service and supply contracts, management agreements, credit card service agreements, booking and reservation agreements, and all other contracts and agreements which are held by the Seller in connection with the operation of the Hotel, other than the Franchise Agreement, the Management Agreement, Tenant Leases, Equipment Leases, the Bookings and Licenses and Permits.
          “Outside Closing Date” shall have the meaning assigned thereto in subsection 4.5(b).
          “Permitted Exceptions” shall mean (i) the items set forth in Schedule B, Part 1, items 1 (subject to the Seller’s and the Buyer’s proration obligations under subsection 10.1(a)), 2, 3 (but limited to only those Tenant Leases as contemplated under clause (iii) below), 4, 5, 6, 7, 8, 9, 10, 11 and 12 in the Title Commitment, (ii) the matters shown on the Existing Survey, (iii) the Tenant Leases set forth in Schedule 3.2(c) attached hereto and the Operating Agreements and any Tenant Leases, Operating Agreements or other contracts entered into after the date hereof, and in accordance with the terms of this Agreement, (iv) discrepancies, conflicts in boundary lines, shortages in area, encroachments and any other state of facts as disclosed on a new survey of the property that were not shown on the Existing Survey and that do not have a material adverse effect on the use or value of the Property, (v) subject to the adjustments provided for herein, any service, installation, connection or maintenance charge, and charges for sewer, water, electricity, telephone, cable television or gas first due from and after the Cut-Off Time, (vi) rights of tenants to remove trade fixtures at the expiration of the term of the Tenant Leases of such tenants to the extent set forth in the applicable Tenant Lease, (vii) right of tenants as tenants only under the Tenant Leases permitted in clause (iii) above, (viii) laws, regulations, resolutions or ordinances, including, without limitation, building, zoning and environmental protection, as to the use, occupancy, subdivision, development, conversion or redevelopment of the Property currently or hereinafter imposed by any governmental or quasi governmental body or authority, and (ix) any title exception which is waived by the Buyer pursuant to subsection 8.3(b).
          “Person” shall mean a natural person, partnership, limited partnership, limited liability company, corporation, trust, estate, association, unincorporated association or other entity.
          “Post Effective Date Monetary Encumbrance” shall have the meaning assigned thereto in subsection 8.3(c).
          “Post Effective Date Seller Encumbrance” shall have the meaning assigned thereto in subsection 8.3(a).
          “Property” shall have the meaning assigned thereto in “Background” paragraph A.
          “Property and Equipment” shall have the meaning assigned thereto in subsection 2.1(b)(x).
          “Purchase Price” shall have the meaning assigned thereto in subsection 2.2(a).
          “Releasees” shall have the meaning assigned thereto in Section 7.3.
          “Reporting Person” shall have the meaning assigned thereto in subsection 14.4(c).
          “Retail Merchandise” shall have the meaning assigned thereto in subsection 2.1(b)(xii).
          “Retained Accounts Receivable” shall have the meaning assigned thereto in subsection 10.3(b)(ii)
          “Seller” shall have the meaning assigned thereto in the Preamble to this Agreement.
          “Seller-Related Entities” shall have the meaning assigned thereto in Section 11.2.
          “Seller’s Knowledge” shall mean the actual knowledge of the Seller based upon the actual knowledge of Robert Harper, Larry Doyle and Kenneth Caplan without any duty on the part of such Persons to conduct any independent investigation or make any inquiry of any Person.
          “Survival Period” shall have the meaning assigned thereto in Section 11.4.

          “Tax Clearance Certificates” shall have the meaning assigned thereto in Section 4.7(a).
          “Tax Liens” shall have the meaning assigned thereto in subsection 8.3(a).
          “Tenant Leases” shall have the meaning assigned thereto in subsection 2.1(b)(vi).
          “Termination Option” shall have the meaning assigned thereto in subsection 4.5(b).
          “Title Company” shall mean Lawyers Title Insurance Corporation.
          “Title Commitment” shall mean that certain Owners Pro Forma title report issued by Lawyers Title Insurance Corporation referred to as File No. 07-018170 and attached hereto as Schedule 1.1.
          “Title Policy” shall mean a standard form ALTA Owner’s Policy of Title Insurance without endorsements issued by the Title Company pursuant to the Title Commitment insuring the Buyer’s title to the Property subject only to the Permitted Exceptions in an amount equal to the Purchase Price.
          “Trade Payables” shall have the meaning assigned thereto in subsection 10.1(k).
          “Transferred Employees” shall have the meaning assigned thereto in subsection 4.3(b).
          “UCC” shall mean the Uniform Commercial Code.
          “Uniform System of Accounts” shall have the meaning assigned thereto in subsection 2.1(b)(x).
          “WARN Act” means the Worker’s Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101, et seq., and any similar state and local applicable law, as amended from time to time, and any regulations, rules and guidance issued pursuant thereto.
ARTICLE II.
SALE, PURCHASE PRICE AND CLOSING
     SECTION 2.1 Sale of Asset.
          (a) On the Closing Date and pursuant to the terms and subject to the conditions set forth in this Agreement, the Seller shall sell to the Buyer, and the Buyer shall purchase from the Seller, the Asset.

          (b) The transfer of the Asset to the Buyer shall include the transfer of all Asset-Related Property. For purposes of this Agreement, “Asset-Related Property” shall mean the following:
     (i) all of the Seller’s right, title and interest in and to all easements, covenants and other rights appurtenant to the Land and all right, title and interest of the Seller, if any, in and to any (A) land lying in the bed of any street, road, avenue or alley, open or closed, in front of or adjoining the Land and to the center line thereof, and (B) unpaid award or payment which may hereafter be payable with respect to any taking by condemnation;
     (ii) all furniture, furnishings, fixtures, vehicles, rugs, mats, carpeting, appliances, devices, engines, telephone and other communications equipment, televisions and other video equipment, plumbing fixtures and other equipment, and all other equipment and other personal property which are now, or may hereafter prior to the Closing Date be, placed in or on or attached to the Property and are used in connection with the operation of the Property (but not including items owned or leased by tenants or which are leased under the Equipment Leases by the Seller or Manager) (the “FF&E”);
     (iii) all of the Seller’s right, title and interest in and to and to the extent transferable under applicable law, all licenses, permits and authorizations presently issued in connection with the operation of all or any part of the Property as it is presently being operated, other than the existing Liquor License (the “Licenses and Permits”);
     (iv) all of the Seller’s right, title and interest in and to and to the extent assignable, all warranties, if any, issued to the Seller by any manufacturer or contractor in connection with construction or installation of equipment or any component of the improvements included as part of the Property or FF&E;
     (v) all of the Seller’s right, title and interest in and to and to the extent assignable all Operating Agreements;
     (vi) all of the Seller’s right, title and interest in and to all leases, subleases, licenses, contracts and other agreements, granting a real property interest to any other Person (including without limitation, any usufruct) for the use and occupancy of all or any part of the Property, other than the Bookings (the “Tenant Leases”) and all security and escrow deposits or other security held by or for the benefit of, or granted to the Seller in connection with, such Tenant Leases;
     (vii) all of the Seller’s right, title and interest in and to all leases and purchase money security agreements for any equipment, machinery, vehicles, furniture or other personal property located at the Hotel and used in the operation of the Hotel which are held by or on behalf of the Seller (the “Equipment Leases”), together with all deposits made thereunder;

     (viii) all of the Seller’s right, title and interest in and to all bookings and reservations for guest, conference, meeting and banquet rooms or other facilities at the Hotel for dates from and after the Closing Date (the “Bookings”), together with all deposits held by the Seller with respect thereto;
     (ix) all of the Seller’s right, title and interest in and to all Assigned Accounts Receivable as set forth in Section 10.3;
     (x) all items included within the definition of “Property and Equipment” under the Uniform System of Accounts for the Lodging Industry, Ninth Revised Edition, as published by the Hotel Association of New York City, Inc. (the “Uniform System of Accounts”) and used in the operation of the Hotel, including, without limitation, linen, china, glassware, tableware, uniforms and similar items (“Property and Equipment”);
     (xi) all “Inventories” as defined in the Uniform System of Accounts and used in the operation of the Hotel, such as provisions in storerooms, refrigerators, pantries, and kitchens, beverages in wine cellars and bars, other merchandise intended for sale or resale, fuel, mechanical supplies, stationery, guest supplies, maintenance and housekeeping supplies and other expensed supplies and similar items and including all food and beverages which are located at the Hotel, or ordered for future use at the Hotel as of the Closing, but expressly excluding any alcoholic beverages to the extent the sale or transfer of the same is not permitted under applicable law (the “Inventories”);
     (xii) all merchandise located at the Hotel and held for sale to guests and customers of the Hotel, or ordered for future sale at the Hotel as of the Cut-Off Time, but not including any such merchandise owned by any tenant at the Property or by Manager (“Retail Merchandise”);
     (xiii) all of the Seller’s right, title and interest in and to and to the extent the Seller’s rights and interests therein are assignable, all names, tradenames, trademarks, service marks, logos, and other similar proprietary rights and all registrations or applications for registration of such rights used by the Seller in the operation of the Hotel (the “Intangible Property”);
     (xiv) any ownership right Seller or any of its affiliates may have, if any, with respect to the Liquor License;
     (xv) all of the Seller’s right, title and interest in and to and to the extent not included in subsection 2.1(b)(ii) above and to the extent owned by the Seller, the Hotel’s telephone numbers, printed marketing materials and any slides, proofs or drawings used by the Seller to produce such materials, to the extent such slides, proofs or drawings are in the Seller’s possession (“Miscellaneous Personal Property”); and
     (xvi) to the extent in the Seller’s possession or control, all surveys, architectural, consulting and engineering blueprints, plans and specifications and reports, if any, related to the Hotel, all books and records, if any, related to the Hotel (collectively, “Books and Records”), and any goodwill of the Seller related to the Hotel; provided, however, that the Seller may retain a copy of all such books and records.
          (c) Excluded Property. Notwithstanding anything to the contrary in Section 2.1(a) and (b), the property, assets, rights and interests set forth in this subsection 2.1(c) are expressly excluded from the Asset:
     (i) Cash. Except for deposits expressly included in subsections 2.1(a) and (b) and except for any cash on hand or in house banks for which the Seller receives a credit under subsection 10.1(l), all cash on hand or on deposit in any house bank, operating account or other account maintained in connection with the ownership of the Hotel, including, without limitation, any reserves maintained by the Seller or Manager required by the Management Agreement (subject to subsection 10.1(l)); and
     (ii) Third Party Property. Any fixtures, personal property or equipment owned by (A) the lessor under any Equipment Leases, (B) the supplier or vendor under any other Operating Agreements, (C) the tenant under any Tenant Lease, (D) any Employees, (E) Manager or (F) any guests or customers of the Hotel, including, without limitation, those items set forth on Schedule 2.1(c) attached hereto.
     SECTION 2.2 Purchase Price.
          (a) The consideration for the purchase of the Asset shall be $74,000,000 (the “Purchase Price”), which shall be paid by the Buyer to the Seller at the Closing in immediately available funds by wire transfer to such accounts or accounts that the Seller shall designate to the Buyer; provided that such amount shall be reduced by the Earnest Money and adjusted for Closing adjustments and credits provided for in Article X and elsewhere in the Agreement.
          (b) No adjustment shall be made to the Purchase Price except as explicitly set forth in this Agreement.
          (c) The Seller and the Buyer agree that the Purchase Price shall be allocated among the Assets as determined by agreement of the parties prior to the Closing for federal, state and local tax purposes in accordance with Section 1060 of the Code. The Buyer shall, within 10 days after the date of this Agreement, prepare and deliver to the Seller for its review a schedule allocating the Purchase Price (and any other items that are required for federal income tax purposes to be treated as part of the purchase price) among the Assets (such schedule, the “Allocation”). The Seller shall review such Allocation and provide any objections to the Buyer within 10 days after the receipt thereof. If the Seller raises any objection to the Allocation, the parties hereto will negotiate in good faith to resolve such objection(s). Upon reaching an agreement on the Allocation, the Buyer and the Seller shall (i) cooperate in the filing of any forms (including Form 8594 under Section 1060 of the Code) with respect to the Allocation as finally resolved, including any amendments to such forms required pursuant to this Agreement with respect to any adjustment to the Purchase Price and (ii) shall file all federal, state and local tax returns and related tax documents consistent with such allocation, as the same may be adjusted pursuant to Section 9.1 or any other provisions of this Agreement. Notwithstanding the foregoing, if, after negotiating in good faith, the parties hereto are unable to agree on a mutually satisfactory Allocation, each of the Buyer and the Seller shall use its own allocation for purposes of this subsection 2.2(c).
     SECTION 2.3 Earnest Money.
          (a) On the date hereof, the Buyer shall deposit with the Title Company, as escrow agent (in such capacity, “Escrow Agent”), cash in an amount equal to $4,100,000 (together with all accrued interest thereon, the “Earnest Money”) in immediately available funds by wire to such account as Escrow Agent shall designate to the Buyer. The Earnest Money shall be nonrefundable to the Buyer except as otherwise expressly provided in this Agreement. If the Earnest Money is not deposited by the Buyer by 5:00 p.m. (New York Time) on the date of this Agreement, the Seller shall have the right, in the Seller’s sole and absolute discretion, upon written notice to the Buyer delivered prior to the Buyer’s deposit of the Earnest Money with the Title Company, to terminate this Agreement whereupon neither party hereto shall have any further rights or obligations hereunder except for those that expressly survive the termination of this Agreement.
          (b) Upon delivery by the Buyer to Escrow Agent and upon receipt of an executed form W-9, the Earnest Money will be deposited by Escrow Agent in an interest-bearing account acceptable to the Buyer and the Seller and shall be held in escrow in accordance with the provisions of Section 14.5. All interest earned on the Earnest Money while held by Escrow Agent shall be paid to the party to whom the Earnest Money is paid, except that if the Closing occurs, the Buyer shall receive a credit for such interest in accordance with subsection 2.2(a).
     SECTION 2.4 The Closing.
          (a) The closing of the sale and purchase of the Asset (the “Closing”) shall take place on June 4, 2007 (such date, the “Closing Date”), Time Being Of The Essence with respect to the Buyer’s and the Seller’s obligations hereunder on the Closing Date, subject only to the rights to adjourn the Closing Date as is expressly permitted in this Agreement.
          (b) The Buyer shall have the right to extend the Closing Date (as it may have otherwise been extended in accordance with Section 4.5) for up to 15 days (the “Extension Option”) in accordance with the terms of this subsection 2.4(b). In order to exercise the Extension Option, the Buyer must deliver written notice to the Seller and Escrow Agent of such extension no later than two Business Days prior to the then scheduled Closing Date. Notwithstanding the provisions of this subsection 2.4(b), the parties agree and acknowledge that in no event shall the Buyer have the right to extend the Closing Date under this subsection 2.4(b) beyond the Outside Closing Date. If the Closing Date is extended under any other provision of this Agreement, the length of the Extension Option shall be reduced accordingly so that the Closing Date shall not be extended under this subsection 2.4(b) beyond the Outside Closing Date.

          (c) The Closing shall be held on the Closing Date at 10:00 A.M. (Eastern time) at the offices of the Escrow Agent or at such other location agreed upon by the parties hereto.
          (d) Notwithstanding any other provision herein to the contrary, there shall be no requirement that the Seller and the Buyer physically attend the Closing, and all funds and documents to be delivered at the Closing may be delivered to Escrow Agent unless the parties hereto mutually agree otherwise. The Buyer and the Seller hereby authorize their respective attorneys to execute and deliver to Escrow Agent any additional or supplementary instructions as may be necessary or convenient to implement the terms of this Agreement and facilitate the closing of the transactions contemplated hereby, provided that such instructions are consistent with and merely supplement this Agreement and shall not in any way modify, amend or supersede this Agreement.
ARTICLE III.
REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER
     SECTION 3.1 General Seller Representations and Warranties. The Seller hereby represents and warrants to the Buyer as follows:
          (a) Formation; Existence. It is a limited partnership, duly formed, validly existing and in good standing under the laws of the State of Delaware and the State of Georgia.
          (b) Power and Authority. It has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, the sale of the Assets and the consummation of the transactions provided for in this Agreement have been duly authorized by all necessary action on its part. This Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights and by general principles of equity (whether applied in a proceeding at law or in equity).
          (c) No Consents. Except as set forth in Schedule 3.1(c), no consent, license, approval, order, permit or authorization of, or registration, filing or declaration with, any court, administrative agency or commission or other Governmental Authority or instrumentality, domestic or foreign, is required to be obtained or made in connection with the execution, delivery and performance of this Agreement or any of the transactions required or contemplated hereby.
          (d) No Conflicts. The execution, delivery and compliance with, and performance of the terms and provisions of, this Agreement, and the sale of the Asset, will not (i) conflict with or result in any violation of its organizational documents, (ii) conflict with or result in any violation of any provision of any bond, note or other instrument of indebtedness, contract, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party in its individual capacity, or (iii) violate any existing term or provision of any order, writ, judgment, injunction, decree, statute, law, rule or regulation applicable to it or its assets or properties.
          (e) Foreign Person. It is not a “foreign person” as defined in Internal Revenue Code Section 1445 and the regulations issued thereunder.
          (f) Anti-Terrorism Laws.
     (i) None of the Seller or, to Seller’s Knowledge, its affiliates, is in violation of any laws relating to terrorism, money laundering or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Action of 2001, Public Law 107-56 and Executive Order No. 13224 (Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) (the “Executive Order”) (collectively, the “Anti-Money Laundering and Anti-Terrorism Laws”).
     (ii) None of the Seller or, to Seller’s Knowledge, its affiliates, is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time.
     (iii) None of the Seller or, to Seller’s Knowledge, its affiliates or, without inquiry, any of its brokers or other agents, in any capacity in connection with the purchase of the Property (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person included in the lists set forth in the preceding paragraph; (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order; or (C) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Money Laundering and Anti-Terrorism Laws.
     (iv) The Seller understands and acknowledges that the Buyer may become subject to further anti-money laundering regulations, and agrees to execute instruments, provide information, or perform any other acts as may reasonably be requested by the Buyer, for the purpose of: (A) carrying out due diligence as may be required by applicable law to establish the Seller’s identity and source of funds; (B) maintaining records of such identities and sources of funds, or verifications or certifications as to the same; and (C) taking any other actions as may be required to comply with and remain in compliance with anti-money laundering regulations applicable to the Seller.

     (v) Neither the Seller, nor any person controlling or controlled by the Seller, is a country, territory, individual or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable anti-money laundering or anti-bribery laws and regulations (including funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under Title 18 of the United States Code, Section 1956(c)(7)).
     SECTION 3.2 Representations and Warranties of the Seller as to the Asset. The Seller hereby represents and warrants to the Buyer as follows:
          (a) Operating Agreements. To Seller’s Knowledge, (i) all material Operating Agreements (and any amendments or modification thereof) affecting the Property as of the date hereof are set forth on Schedule 3.2(a) attached hereto, (ii) the same have not been modified or amended, except as shown in such documents, (iii) all material Operating Agreements are in full force and effect, (iv) the Seller has delivered to the Buyer true and complete copies of each material Operating Agreement to the extent in the Seller’s possession and (v) there are no material defaults by any party under any material Operating Agreement.
          (b) Employees. The Seller does not have any employees. The Seller is not a party to any collective bargaining agreement or other contract or agreement with any labor organization. The Seller has not entered into any agreements with any Employees except through Manager.
          (c) Tenant Leases and Equipment Leases. To Seller’s Knowledge, Schedule 3.2(c) sets forth a correct and complete list of the Tenant Leases and all material Equipment Leases for the Hotel as of the date hereof. Except as set forth in Schedule 3.2(c), as of the date hereof, (i) to Seller’s Knowledge, all material Equipment Leases and Tenant Leases are in full force and effect and the Seller has delivered to the Buyer true and complete copies of all material Equipment Leases and Tenant Leases to the extent in the Seller’s possession, and (ii) the Seller has not given or, to Seller’s Knowledge, received any written notice of any breach or default under any of the Tenant Leases or Equipment Leases that has not been cured.
          (d) Brokerage Commissions. To Seller’s Knowledge, there are no unpaid brokerage commissions or finders’ fees payable by the landlord with respect to the current or any renewal term of any of the Tenant Leases other than those set forth on Schedule 3.2(d) attached hereto and the Seller has no agreement with any broker with respect to any renewal term of any Tenant Lease except as set forth in Schedule 3.2(d).
          (e) Condemnation. As of the date hereof, there is no pending condemnation or similar proceedings affecting the Property, and to Seller’s Knowledge, no such action is threatened or contemplated.
          (f) Litigation. To Seller’s Knowledge and except as disclosed in Schedule 3.2(f) attached hereto, as of the date hereof, there are no actions, suits or proceedings pending against or affecting the Asset or the Seller in any court or before or by an arbitration tribunal or regulatory commission, department or agency and to Seller’s Knowledge, no such actions, suits or proceedings has been threatened or contemplated.
          (g) Bookings. To Seller’s Knowledge, Schedule 3.2(g) sets forth a correct list of all Bookings for the Hotel as of the date hereof.
          (h) Environmental Matters. The Seller has not received any written notice from any governmental or regulatory authority of a violation of any applicable Environmental Laws, which have not been corrected. For the purposes of this subsection 3.2(h), “Environmental Laws” means any and all federal, state, county and local statutes, laws, regulations and rules in effect on the date of this Agreement relating to the protection of the environment or to the use, transportation and disposal of Hazardous Materials.
          (i) Title to Personal Property. Other than FF&E, Property and Equipment, Retail Merchandise and Inventories covered by an Equipment Lease or as it relates to the rights, if any, of Franchisor under the Franchise Agreement therein, the Seller shall own the FF&E, Property and Equipment, Retail Merchandise and Inventories free and clear of all liens and encumbrances as of the Closing Date.
          (j) Franchise Agreement. The Seller has delivered to the Buyer a true and complete copy of the Franchise Agreement. To Seller’s Knowledge, (i) the Franchise Agreement is in full force and effect and (ii) there are no material defaults by any party thereunder as of the date hereof.
          (k) Violation of Law. The Seller has not received any written notice from any governmental or regulatory authority of a violation of any applicable material law within the past two years, which have not been remedied.
          (l) Liquor Holder. To Seller’s Knowledge, the Liquor Holder is the holder of the Liquor License and Seller has taken and will take no action which would cause such interest to be encumbered as of the Closing.
     SECTION 3.3 Limitations on Representations and Warranties of the Seller. If the representations and warranties relating to the Operating Agreements set forth in Section 3.2 and the status of the contract parties thereunder (other than the Seller or its affiliates) contained herein were true and correct as of the date of this Agreement, no change in circumstances or status of such contract party (e.g., defaults, bankruptcies or other adverse matters relating to such contract party) occurring after the date hereof shall permit the Buyer to terminate this Agreement or constitute grounds for the Buyer’s failure to close.
     SECTION 3.4 Covenants of the Seller Prior to Closing. From the date hereof until Closing or earlier termination of this Agreement, the Seller or the Seller’s agents shall:
          (a) Insurance. Keep the Property insured against fire and other hazards in coverage, amounts and deductibles not materially less than those in effect as of the date of this Agreement and otherwise under such terms as the Seller deems advisable consistent with past practices.

          (b) New Operating Agreements. Without the prior written consent of the Buyer, which consent shall not be unreasonably withheld or delayed, not enter into any Operating Agreements or Equipment Leases, or renew, amend or supplement any such contracts; provided that the Seller may enter into or renew such contracts, or amend or supplement such contracts, without the Buyer’s consent if such contract is entered into (or renewed, amended, or supplemented, as the case may be) in the course of customary maintenance and repairs at the Property, or is necessary as a result of an emergency at the Property and in either case, is terminable on 30 days or less notice, without penalty. If the Seller enters into or renews any such contracts, or amends or supplements any such contracts, after the date of this Agreement, then the Seller shall promptly provide written notice and a copy thereof to the Buyer and unless the same required the Buyer’s approval pursuant to this paragraph and such approval was not obtained, the Buyer shall assume such contract at Closing and the schedule of contracts attached to the Assignment of Contracts shall be so modified, and such contract shall be deemed added to Schedule 3.2(a) attached hereto and Schedule 3.2(a) shall be deemed amended at the Closing to include such contracts. If a new contract, or a renewal, amendment or supplement to an existing contract, requires the Buyer’s approval or Seller otherwise requests Buyer’s approval and the Buyer does not object within seven days after receipt of a copy of such contract, then the Buyer shall be deemed to have approved such contract. The Seller shall observe and perform all of its material obligations under the material Operating Agreements and Equipment Leases excluding any such agreements which may be terminated in the ordinary course of the operation of the Hotel or as a result of a default by the other party.
          (c) New Tenant Leases. Without the prior consent of the Buyer, not execute any new lease, or renew, amend or supplement any existing lease (unless required by the terms thereof), for space at the Property. If the Buyer’s approval was obtained on a new lease or the renewal, amendment or supplement of an existing lease, the Buyer shall assume such lease at Closing and the schedule of leases attached to the Assignment of Leases shall be so modified, and such lease shall be deemed added to Schedule 3.2(c) attached hereto and Schedule 3.2(c) shall be deemed amended at the Closing to include such leases. If the Buyer does not object within seven days after receipt of a copy of a request for approval of a new lease, or to the renewal, amendment or supplement of an existing lease (unless required by the terms thereof), then the Buyer shall be deemed to have approved such new lease, renewal, amendment or supplement, as the case may be.
          (d) Franchise Agreement. Observe and perform all of its material obligations under the Franchise Agreement. Without the prior consent of the Buyer, the Seller shall not amend, supplement or terminate the Franchise Agreement.
          (e) Assets. Shall not sell, exchange, assign, transfer, convey or otherwise dispose of all or any of the Asset or any interest therein except for any FF&E, Inventories, Retail Merchandise, Miscellaneous Personal Property or Property and Equipment that are sold, replaced or consumed in the ordinary course of business and shall, to the extent within the Seller’s control under the Management Agreement, maintain levels of Inventory and Property and Equipment in a manner substantially consistent with the Seller’s customary operating practices and historical practice at the Property.

          (f) Operation. Shall, to the extent within the Seller’s control under the Management Agreement, continue to operate and maintain the Hotel in substantially the same manner in which it is being operated and maintained as of the date hereof, provided that, except for emergency repairs, the Seller shall not perform any capital improvements at the Hotel including, without limitation, any capital improvements or expenditures as may be contemplated by the existing capital expenditure budget for the Hotel.
          (g) Management Agreement. At or prior to the Closing, the Seller shall terminate (and the Buyer shall cause the Manager to terminate without payment of any termination fee, termination penalty or termination damages being payable by Seller or its affiliates) the Management Agreement effective as of the Cut-Off Time.
     SECTION 3.5 Amendment to Schedules. Notwithstanding anything to the contrary in this Agreement, the Seller shall have the right to amend and supplement the schedules to this Agreement from time to time prior to the Closing to reflect changes since the date of this Agreement by providing a written copy of such amendment or supplement to the Buyer; provided, however, that any amendment or supplement to the schedules to this Agreement shall have no effect for the purposes of determining whether subsection 5.2(a) has been satisfied if the matter raised in such supplement has a material adverse effect on the Asset, but shall have effect only for the purposes of limiting the defense and indemnification obligations of the Seller for the inaccuracy or untruth of the representation or warranty qualified by such amendment or supplement.
ARTICLE IV.
REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE BUYER
     SECTION 4.1 Representations and Warranties of the Buyer. The Buyer hereby represents and warrants to the Seller as follows:
          (a) Formation; Existence. It is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.
          (b) Power; Authority. It has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, the purchase of the Asset and the consummation of the transactions provided for herein have been duly authorized by all necessary action on the part of the Buyer. This Agreement has been duly executed and delivered by the Buyer and constitutes the legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights and by general principles of equity (whether applied in a proceeding at law or in equity).
          (c) No Consents. No consent, license, approval, order, permit or authorization of, or registration, filing or declaration with, any court, administrative agency or commission or other Governmental Authority or instrumentality, domestic or foreign, is required to be obtained or made in connection with the execution, delivery and performance of this Agreement or any of the transactions required or contemplated hereby.
          (d) No Conflicts. The execution, delivery and compliance with, and performance of the terms and provisions of, this Agreement, and the purchase of the Asset, will not (i) conflict with or result in any violation of its organizational documents, (ii) conflict with or result in any violation of any provision of any bond, note or other instrument of indebtedness, contract, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party in its individual capacity, or (iii) violate any existing term or provision of any order, writ, judgment, injunction, decree, statute, law, rule or regulation applicable to it or its assets or properties.
          (e) Anti-Terrorism Laws.
     (i) None of the Buyer or, to the Buyer’s Knowledge, its affiliates, is in violation of the Executive Order or any Anti-Money Laundering and Anti-Terrorism Law.
     (ii) None of the Buyer or, to the Buyer’s Knowledge, its affiliates, is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time.
     (iii) None of the Buyer or, to the Buyer’s Knowledge, its affiliates or, without inquiry, any of its brokers or other agents, in any capacity in connection with the purchase of the Property (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person included in the lists set forth in the preceding paragraph; (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order; or (C) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Money Laundering and Anti-Terrorism Laws.
     (iv) The Buyer understands and acknowledges that the Seller may become subject to further anti-money laundering regulations, and agrees to execute instruments, provide information, or perform any other acts as may reasonably be requested by the Seller, for the purpose of: (A) carrying out due diligence as may be required by applicable law to establish the Buyer’s identity and source of funds; (B) maintaining records of such identities and sources of funds, or verifications or certifications as to the same; and (C) taking any other actions as may be required to comply with and remain in compliance with anti-money laundering regulations applicable to the Buyer.

     (v) Neither the Buyer, nor any person controlling or controlled by the Buyer, is a country, territory, individual or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable anti-money laundering or anti-bribery laws and regulations (including funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under Title 18 of the United States Code, Section 1956(c)(7)).
     SECTION 4.2 Covenants of the Buyer Prior to Closing.
          (a) Licenses and Permits.
     (i) The Buyer shall use all commercially reasonable and good faith efforts to obtain the transfer of all Licenses and Permits (to the extent transferable) or the issuance of new licenses and permits. The Buyer, at its cost and expense, shall submit all necessary applications and other materials to the appropriate Governmental Authority and take such other actions to effect the transfer of Licenses and Permits or issuance of new licenses and permits, as of the Closing, and the Seller shall use commercially reasonable efforts (at no cost or expense to the Seller) to cooperate with the Buyer to cause the Licenses and Permits to be transferred or new licenses and permits to be issued to the Buyer. It shall not be a condition to the Closing hereunder that the Buyer has obtained any transfer of Licenses or Permits or issuance of any new licenses or permits.
     (ii) Intentionally Omitted.
     (iii) The Seller and the Buyer acknowledge and agree that the Liquor Licensee is currently an affiliate of the Buyer, and that any interest, beneficial or otherwise, which the Seller may have in the Liquor License is being conveyed to the Buyer as part of the Asset-Related Property. Promptly after the date hereof, the Buyer shall (and to the extent required by law, the Seller shall at no material cost or expense to Seller) execute and file with the appropriate state and/or local alcoholic beverage agency and any other Governmental Authority that maintains jurisdiction over liquor-related matters at the Hotel (the “Liquor Authorities”) such filings, if any, as may be required by law to be filed by the Seller and/or the Buyer with respect to the Liquor License in connection with the transactions set forth in this Agreement. Notwithstanding anything to the contrary contained herein, the Seller shall not incur any material cost or expense or any liability in connection with the transfer of the Liquor License to the Buyer and no representations or warranties shall be made by the Seller or its affiliates as to such conveyance, except for any representations and warranties specifically set forth herein. Without limitation on the foregoing, in no event shall the transfer or assignment of the Liquor License be deemed or construed to be a condition to the obligations of either the Seller or the Buyer hereunder.

          (b) Operating Agreements and Equipment Leases. To the extent any Operating Agreement or Equipment Lease requires the consent of the vendor party for the assignment of such agreements from the Seller to the Buyer, the Buyer shall use commercially reasonable good faith efforts to obtain such consent as of the Closing, provided, in any event the Buyer shall assume all Operating Agreements and Equipment Leases as of the Closing even if such consent has not been obtained.
     SECTION 4.3 Employee Matters.
          (a) Employees. The Buyer acknowledges that the Employees are currently employed by an affiliate of the Buyer. At the Closing, the Buyer shall (or shall cause its manager to) offer employment at the Hotel to all of the Employees in accordance with the terms of subsection 4.3(b).
          (b) Continuity of Employees. The parties intend that there will be continuity of employment with respect to all of the Employees. It is agreed that prior to, or in connection with, the Closing, the Buyer shall take no action to cause the Seller or Manager to terminate the employment of any Employee, and neither the Seller nor the Manager shall be under any obligation to terminate any Employee prior to or on the Closing Date. It is further agreed that on or prior to the Closing Date, the Buyer shall offer employment at the Hotel (or cause its manager to continue employment of), commencing on the Closing Date to all Employees, including those on vacation, leave of absence, disability or layoff, on the same terms and conditions (including, without limitation, compensation, salary, employee benefits, job responsibility and descriptions, location, seniority and deemed length of service) as those provided to such employees by Manager on the day immediately preceding the Closing Date. Those Employees who accept the Buyer’s (or its manager’s) offer of employment and commence (or continue) employment with the Buyer (or its manager) on the Closing Date shall hereafter be referred to as “Transferred Employees.”
          (c) Indemnity. The Seller shall pay all wages, payroll taxes and fringe benefits (including accrued vacation pay to the extent actually earned) as well as social security, unemployment compensation, health, life and disability insurance and pension fund contributions, if any, of the Employees through the Closing Date, provided, that, the Seller shall have no liability or obligation to pay for any sick pay or accrued but unearned vacation pay. The Seller shall indemnify, defend and hold the Buyer harmless from and against any and all claims, actions, suits, demands, proceedings, losses, expenses, damages, obligations and liabilities (including costs of collection, attorney’s fees and other costs of defense) made by an Employee to the extent relating to an event occurring prior to or an obligation relating to a period prior to the Closing Date, provided that such indemnity shall not apply with respect to any losses incurred by the Buyer with respect to the amount of employee expenses that have been prorated under subsection 10.1(m) or such matters for which Manager would be liable to the Seller under the Management Agreement. The Buyer shall indemnify, defend and hold the Seller harmless from and against any and all claims, actions, suits, demands, proceedings, losses, expenses, damages, obligations and liabilities (including costs of collection, attorney’s fees and other costs of defense) arising out of or otherwise in respect of (i) the termination of any Employees in connection with the transactions contemplated by this Agreement; (ii) failure of the Buyer (or its manager) to continue the employment of any Transferred Employee on the same terms and conditions as said employee enjoys on the day immediately preceding the Closing Date; (iii) a breach by the Buyer of the covenants set forth in subsection 4.3(b); (iv) failure of the Buyer to comply with its obligations including, but not limited to, any statutory obligations with respect to the Transferred Employees; (v) any claim made by any Employee for severance pay; or (vi) any claim made by any Employee arising with respect to acts or omissions at the Property which acts or omissions occurred on or after the Closing Date.
          (d) WARN Act. The Buyer (or its manager) shall not, at any time prior to 90 days after the Closing Date, effectuate a “plant closing” or “mass layoff,” as those terms are defined in the WARN Act, affecting in whole or in part any site of employment, facility, operating unit or Employee, without notifying the Seller in advance and without complying with the notice requirements and other provisions of the WARN Act. In addition, the Buyer shall provide a full defense to, and indemnify the Seller for any Losses which the Seller may incur in connection with any suit or claim of violation brought against or affecting the Seller under the WARN Act for any actions taken by the Buyer (or its manager or any of its and Manager’s affiliates) with regard to the Hotel or any Employee affected by this Agreement subsequent to the Closing Date.
          (e) Survival. The provisions of this Section 4.3 shall survive the Closing.
     SECTION 4.4 Bookings. The Buyer shall honor all existing Bookings and all other Bookings made in accordance with this Agreement for any period on or after the Closing Date. The provisions of this Section 4.4 shall survive the Closing.
     SECTION 4.5 Franchise Agreement.
          (a) The parties acknowledge that the transfer of the franchise rights granted under the Franchise Agreement to the Buyer is subject to the prior written consent of Franchisor under the Franchise Agreement. Immediately following the date of this Agreement, (i) the Seller shall proceed promptly and in good faith to give the notices required under the Franchise Agreement with respect to the transactions contemplated hereby and (ii) the Buyer shall proceed promptly and in good faith to effect the consent of Franchisor to the transfer of such franchise rights to the Buyer, which may require the execution of a new franchise agreement with Franchisor. Accordingly, the Buyer shall promptly submit to Franchisor a complete application to become a franchisee of Franchisor’s franchise system accompanied by payment of the applicable application fee. As part of the application process, the Buyer shall provide any and all information and documentation that Franchisor requires (including, without limitation, financial statements, organizational documents, background information regarding the owners of the Buyer and other documentation supporting its application). Without limiting the foregoing, the Buyer shall use commercially reasonable efforts to obtain the consent of the Franchisor to the transfer of the franchise rights and a new franchise agreement in place of the Franchise Agreement, which may entail promptly responding to requests from Franchisor and otherwise promptly complying with all obligations of a transferee under the Franchise Agreement. The Seller agrees to reasonably cooperate, at no cost, in good faith with the Buyer and Franchisor in such process. The Buyer shall agree with Franchisor to accept and be bound by any property improvement plan required by Franchisor in connection with obtaining such consent (which may consist of the property improvement plan currently incorporated into the Franchise Agreement, and to complete such property improvement plan within the time periods set forth in such property improvement plan. In connection with the transfer of the franchise rights, the Buyer shall be required to pay any and all fees and charges associated therewith (including, without limitation, any transfer fee mandated under the Franchise Agreement).
          (b) If Franchisor has not agreed to terminate the Franchise Agreement and enter into a new franchise agreement with the Buyer by the then scheduled Closing Date, the Closing Date shall be extended to a date that is the earlier of (i) ten Business Days after receipt of such agreement and (ii) July 3, 2007 (the “Outside Closing Date”). In the event Franchisor has not delivered such new franchise agreement by the Outside Closing Date, the Buyer and the Seller shall each have the option to terminate this Agreement by written notice to the other party (the “Termination Option”). In the event the Termination Option is elected by either the Seller or the Buyer, this Agreement shall terminate and provided the Buyer is not in default of any of its obligations pursuant to subsection 4.5(a) or otherwise, the Earnest Money shall be refunded to the Buyer and neither party shall have any further rights or obligations hereunder except for those that expressly survive the termination of this Agreement.
     SECTION 4.6 Manager Defaults. The Buyer acknowledges that an affiliate of the Buyer is Manager and that the Buyer is knowledgeable about the Asset. Notwithstanding anything to the contrary contained herein, (a) the Buyer agrees that the Seller shall have no liability under this Agreement for a breach hereof, including without limitation, any breach under Sections 3.2 and 3.4, to the extent such breach was caused by an act or omission of Manager (other than such acts taken by Manager at the specific direction of the Seller) and any such act or omission shall not serve as a basis for the Buyer failing to close on the purchase of the Assets in accordance with the terms of this Agreement or any recourse against the Seller and (b) to the extent Manager has actual knowledge of any inaccuracy or breach of any representation or warranty of the Seller contained in this Agreement, such knowledge shall be imputed to the Buyer and the Buyer shall be precluded from asserting a failure of the condition set forth in subsection 5.2(a) related thereto as it relates to the representations and warranties made by the Seller in this Agreement as of the date hereof (but not as the same are re-made as of the Closing pursuant to this Agreement). The provisions of this Section 4.6 shall survive the Closing.
SECTION 4.7 Tax Clearance Certificates
          (a) The Seller shall promptly after the execution of this Agreement file the Application for Tax Clearance Certification, Georgia Department of Revenue, Taxpayer Services Division, Form TSD-10, in order to apply for, and shall thereafter use commercially reasonable efforts to obtain and deliver to the Buyer and the Title Company on or prior to the Closing, municipal, state and county tax clearance certificates or letters demonstrating the payment of all tax liabilities which, if unpaid, could impose successor liability on the Buyer (“Tax Clearance Certificates”). To the extent the Seller is unable to deliver such Tax Certificates on or prior to the Closing, the Seller shall use commercially reasonable efforts to obtain such certificates as soon as practicable following the Closing. The Seller shall be liable for the payment of all amounts which may be required to be paid to obtain all Tax Clearance Certificates. The Seller shall indemnify, defend and hold the Buyer harmless from and against (x) any and all amounts which may be required to be paid to obtain all Tax Clearance Certificates and (y) any claims or other liabilities arising out of the Seller’s failure to obtain all such Tax Clearance Certificates, each to the extent due with respect to the operation of the Hotel prior to the Closing. The provisions of this subsection 4.7(a) shall survive the Closing.
          (b) The Buyer acknowledges and agrees that the delivery of the Tax Clearance Certificates by the Seller pursuant to this Section 4.7 or any matters disclosed therein shall not be a condition precedent to the obligation of the Buyer to purchase and pay for the Asset in accordance with the terms of this Agreement. Notwithstanding the foregoing, to the extent such matters are raised as exceptions to the Title Policy, the Seller shall deliver such affidavits or indemnities as reasonably required by the Title Company to omit such matters from the Title Policy.
ARTICLE V.
CONDITIONS PRECEDENT TO CLOSING
     SECTION 5.1 Conditions Precedent to the Seller’s Obligations. The obligation of the Seller to consummate the transfer of the Asset to the Buyer on the Closing Date is subject to the satisfaction (or waiver by the Seller) as of the Closing of the following conditions:
          (a) Each of the representations and warranties made by the Buyer in this Agreement shall be true and correct in all material respects when made and on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, subject to any changes permitted pursuant to this Agreement.
          (b) The Buyer shall have performed or complied in all material respects with each obligation and covenant required by this Agreement to be performed or complied with by the Buyer on or before the Closing.
          (c) No order or injunction of any court or administrative agency of competent jurisdiction nor any statute, rule, regulation or executive order promulgated by any Governmental Authority of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the transfer of the Asset or the consummation of any other transaction contemplated hereby.
          (d) The Seller shall have received all of the documents required to be delivered by the Buyer under subsection 6.1(a).
          (e) The Seller shall have received the Purchase Price in accordance with subsection 2.2(a) and all other amounts due to the Seller from the Buyer hereunder.
          (f) The Seller shall have received evidence that (i) Franchisor has consented to the transfer of the franchise rights associated with the Franchise Agreement in accordance with subsection 4.5(a), and (ii) the Seller and any affiliates thereof have been released by Franchisor pursuant to such release as contemplated by the Franchise Agreement.

          (g) Manager shall have agreed to the termination of the Management Agreement without any termination fee, penalty or damages being payable by Seller or its affiliates.
     SECTION 5.2 Conditions to the Buyer’s Obligations. The obligation of the Buyer to purchase and pay for the Asset is subject to the satisfaction (or waiver by the Buyer) as of the Closing of the following conditions:
          (a) Each of the representations and warranties made by the Seller in this Agreement shall be true and correct in all material respects when made and on and as of the Closing Date as though such representations and warranties were made on and as of Closing Date subject to (i) the Seller’s right to cure the same prior to the Closing as expressly provided in this Agreement, (ii) any changes permitted pursuant to this Agreement, and (iii) any changes relating to matters arising after the date hereof in connection with the representations and warranties as set forth in subsections 3.2(e) and 3.2(g).
          (b) The Seller shall have performed or complied in all material respects with each obligation and covenant required by this Agreement to be performed or complied with by the Seller on or before the Closing.
          (c) No order or injunction of any court or administrative agency of competent jurisdiction nor any statute, rule, regulation or executive order promulgated by any Governmental Authority of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the transfer of the Asset or the consummation of any other transaction contemplated hereby.
          (d) Title to the Property shall be delivered to the Buyer in the manner required under Section 8.1.
          (e) The Buyer shall have received all of the documents required to be delivered by the Seller under Section 6.2, and all of the consents set forth on Schedule 3.1(c) shall have been obtained.
          (f) Franchisor shall have issued a new franchise agreement to the Buyer in accordance with Section 4.5(a).
     SECTION 5.3 Waiver of Conditions Precedent. The Closing shall constitute conclusive evidence that the Seller and the Buyer have respectively waived any conditions which are not satisfied as of the Closing.
ARTICLE VI.
CLOSING DELIVERIES
SECTION 6.1 The Buyer Closing Deliveries.
          The Buyer shall deliver the following documents at Closing:

          (a) with respect to the Asset:
     (i) an assignment and assumption of the Seller’s interest in the Tenant Leases (an “Assignment of Leases”) duly executed by the Buyer in substantially the form of Exhibit A attached hereto;
     (ii) an assignment and assumption of the Operating Agreements, Equipment Leases and Bookings (an “Assignment of Contracts”) duly executed by the Buyer in substantially the form of Exhibit B attached hereto; and
     (iii) a certificate of Buyer, substantially in the form of Exhibit J (the “Buyer’s Representation Certificate”) that the representations and warranties of Buyer set forth in Section 4.1 hereof are true and correct in all material respects as of the Closing Date, subject to changes occurring in accordance with this Agreement disclosed in such certificate.
          (b) with respect to the transactions contemplated hereunder:
     (i) a duly executed and sworn officer’s certificate from the Buyer (or the general partner or managing member of the Buyer, where appropriate) certifying that the Buyer has taken all necessary action to authorize the execution of all documents being delivered hereunder and the consummation of all of the transactions contemplated hereby and that such authorization has not been revoked, modified or amended;
     (ii) an executed and acknowledged incumbency certificate from the Buyer (or the general partner or managing member of the Buyer, where appropriate) certifying the authority of the officers of the Buyer (or the general partner or managing member of the Buyer, where appropriate) to execute this Agreement and the other documents delivered by the Buyer to the Seller at the Closing;
     (iii) all transfer tax returns which are required by law and the regulations issued pursuant thereto in connection with the payment of all state or local real property transfer taxes that are payable or arise as a result of the consummation of the transactions contemplated by this Agreement, in each case, as prepared and approved by the Seller and the Buyer and duly executed by the Buyer;
     (iv) an affidavit of the Buyer regarding commercial real estate brokers, in the form attached as Exhibit H hereto; and
     (v) a closing statement prepared and approved by the Seller and the Buyer, consistent with the terms of this Agreement.
     SECTION 6.2 The Seller Closing Deliveries.
          The Seller shall deliver the following documents at Closing:

          (a) with respect to the Asset:
     (i) a limited warranty deed (a “Deed”) in substantially the form of Exhibit C attached hereto and in recordable form in Georgia, duly executed and acknowledged by the Seller, and if the legal description of the Land drawn from any new boundary line survey of the Land prepared by Buyer differs from the legal description contained on Schedule A hereto, then, if requested by the Buyer and in addition to the Deed, Seller shall execute and deliver a quitclaim deed in the form of Exhibit L attached hereto based on the legal description drawn from the new survey of the Land prepared for Buyer;
     (ii) a bill of sale (a “Bill of Sale”) duly executed by the Seller in substantially the form of Exhibit D attached hereto, transferring the FF&E, Property and Equipment, Inventories, Retail Merchandise, Books and Records, Miscellaneous Personal Property and Accounts Receivable to the Buyer;
     (iii) the Assignment of Leases duly executed by the Seller, together with a copies, and if available, originals of the Tenant Leases referred to in such assignment;
     (iv) the Assignment of Contracts duly executed by the Seller, together with copies, and if available, originals of all contracts and agreements assigned thereby;
     (v) a general assignment of the Licenses and Permits and Intangible Property (the “Assignment of Intangibles”) duly executed by the Seller in substantially the form of Exhibit E attached hereto;
     (vi) all keys and keycards in the Seller’s possession and security and access codes to the Property;
     (vii) an affidavit that the Seller is not a “foreign person” within the meaning of the Foreign Investment in Real Property Tax Act of 1980, as amended, in substantially the form of Exhibit F attached hereto (the “FIRPTA”);
     (viii) a closing statement prepared and approved by the Seller and the Buyer, consistent with the terms of this Agreement;
     (ix) all Books and Records and receipts in the Seller’s possession relating to the ownership, operating and management of the Hotel;
     (x) the title affidavits and documents referred to in Section 8.4;
     (xi) evidence reasonably acceptable to the Title Company, to the extent required, of the termination of the Management Agreement;
     (xii) affidavits or certifications required to exempt Seller from the State of Georgia withholding tax, and the Georgia State withholding tax requirements on non-residents contained in O.C.G.A. §48-7-128 and the regulations promulgated thereunder, or if Seller is not exempt from such withholding tax requirements, Buyer shall be permitted to withhold from the Purchase Price paid to Seller such amounts as are required to be withheld pursuant to such statute and regulations, and Seller shall deliver to Buyer such standard form affidavits or certificates as are required to determine the amount to be withheld (all such affidavits or certificates delivered to Buyer pursuant to this subsection, the “Georgia Residency Affidavits”);
     (xiii) an affidavit of the Seller regarding commercial real estate brokers, in the form of Exhibit H attached hereto; and
     (xiv) a certificate of Seller substantially in the form of Exhibit K (“Seller’s Representation Certificate”) that the representations and warranties of Seller set forth in Sections 3.1 and 3.2 hereof are true and correct in all material respects as of the Closing Date subject to changes occurring in accordance with this Agreement disclosed in such certificate.
          (b) with respect to the transactions contemplated hereunder:
     (i) a duly executed and sworn officer’s certificate from the general partner of the Seller certifying that the Seller has taken all necessary action to authorize the execution of all documents being delivered hereunder and the consummation of all of the transactions contemplated hereby and that such authorization has not been revoked, modified or amended;
     (ii) an executed and acknowledged incumbency certificate from the general partner of the Seller certifying the authority of the officers of the general partner of the Seller to execute this Agreement and the other documents delivered by the Seller to the Buyer at the Closing;
     (iii) intentionally omitted
     (iv) all transfer tax returns which are required by law and the regulations issued pursuant thereto that are required as a result of the consummation of the transactions contemplated by this Agreement, in each case, as prepared and approved by the Seller and the Buyer and duly executed by the Seller.
ARTICLE VII.
INSPECTIONS; RELEASE
          SECTION 7.1 Right of Inspection. Prior to the Closing, the Buyer and its agents shall have the right, upon reasonable prior written notice to the Seller (which shall in any event be at least 24 hours in advance) and at the Buyer’s sole cost, risk and expense, to inspect the Property during business hours, provided that any such inspection shall not unreasonably impede the normal day to day business operation of the Property, and provided further that the Seller shall be entitled to accompany the Buyer and its agents on such inspection. Notwithstanding the foregoing, the Buyer shall not have the right to do any invasive testing of the Property without the prior written consent of the Seller which may be granted or denied in the Seller’s sole and absolute discretion. The Seller shall be entitled to accompany the Buyer and its agents on any such permitted interviews and testing. The Buyer’s right of inspection of the Property shall be subject to the rights of the tenants and Hotel guests and the rights of Manager under the Management Agreement. Prior to any such inspection, the Buyer shall deliver to the Seller certificates reasonably satisfactory to the Seller evidencing that the Buyer’s consultants and agents carry and maintain such general liability insurance policies with such companies and in such scope and amounts as are acceptable to the Seller in its reasonable discretion, in all cases naming the Seller as an additional insured and loss payee thereunder. The Buyer hereby indemnifies and agrees to defend and hold the Seller harmless from and against all loss, cost (including, without limitation, reasonable attorneys’ fees), claim or damage arising out of, resulting from relating to or in connection with or from any such inspection by the Buyer or its agents, except to the extent such claim or damage was caused solely by the Seller or the Seller’s agents. The provisions of this Section 7.1 shall survive the Closing and any termination of this Agreement. Notwithstanding the foregoing rights to inspect, the Buyer acknowledges that there is no “due diligence period” or “due diligence termination right” in this Agreement and the Buyer does not have the right to terminate this Agreement based on the results of such inspections other than pursuant to an express termination right set forth in this Agreement.
     SECTION 7.2 Examination; No Contingencies.
          (a) Before entering into this Agreement, the Buyer has made such examination of the Asset and all other matters affecting or relating to the transactions contemplated hereunder as the Buyer has deemed necessary. In entering into this Agreement, the Buyer has not been induced by and has not relied upon any written or oral representations, warranties or statements, whether express or implied, made by the Seller or any partner of the Seller, or any affiliate, agent, employee, or other representative of any of the foregoing or by any broker or any other person representing or purporting to represent the Seller with respect to the Asset, the Condition of the Asset or any other matter affecting or relating to the transactions contemplated hereby, other than those expressly set forth in this Agreement or in the Closing Documents. The Buyer’s obligations under this Agreement shall not be subject to any contingencies, diligence or conditions except as expressly set forth in this Agreement or in the Closing Documents. The Buyer acknowledges and agrees that, except as expressly set forth herein or in the Closing Documents, the Seller makes no representations or warranties whatsoever, whether express or implied or arising by operation of law, with respect to the Asset or the Condition of the Asset. THE BUYER AGREES THAT THE ASSET WILL BE SOLD AND CONVEYED TO (AND ACCEPTED BY) THE BUYER AT THE CLOSING IN THE THEN EXISTING CONDITION OF THE ASSET, AS IS, WHERE IS, WITH ALL FAULTS, AND WITHOUT ANY WRITTEN OR VERBAL REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED OR ARISING BY OPERATION OF LAW, OTHER THAN AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE CLOSING DOCUMENTS. Without limiting the generality of the foregoing, except as set forth in this Agreement or in the Closing Documents, the transactions contemplated by this Agreement are without statutory, express or implied warranty, representation, agreement, statement or expression of opinion of or with respect to the Condition of the Asset or any aspect thereof, including, without limitation, (i) any and all statutory, express or implied representations or warranties related to the suitability for habitation, merchantability, or fitness for a particular purpose, (ii) any statutory, express or implied representations or warranties created by any affirmation of fact or promise, by any description of the Asset or by operation of law and (iii) all other statutory, express or implied representations or warranties by the Seller whatsoever. The Buyer acknowledges that the Buyer has knowledge and expertise in financial and business matters that enable the Buyer to evaluate the merits and risks of the transactions contemplated by this Agreement.
          (b) For purposes of this Agreement, the term “Condition of the Asset” means the following matters:
     (i) Physical Condition of the Property. The quality, nature and adequacy of the physical condition of the Property, including, without limitation, the quality of the design, labor and materials used to construct the improvements included in the Property; the condition of structural elements, foundations, roofs, glass, mechanical, plumbing, electrical, HVAC, sewage, and utility components and systems; the capacity or availability of sewer, water, or other utilities; the geology, flora, fauna, soils, subsurface conditions, groundwater, landscaping, and irrigation of or with respect to the Property, the location of the Property in or near any special taxing district, flood hazard zone, wetlands area, protected habitat, geological fault or subsidence zone, hazardous waste disposal or clean-up site, or other special area, the existence, location, or condition of ingress, egress, access, and parking; the condition of the personal property and any fixtures; and the presence of any asbestos or other Hazardous Materials, dangerous, or toxic substance, material or waste in, on, under or about the Property and the improvements located thereon. “Hazardous Materials” means (A) those substances included within the definitions of any one or more of the terms “hazardous substances,” “toxic pollutants”, “hazardous materials”, “toxic substances”, and “hazardous waste” in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (as amended), the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Sections 1801 et seq., the Resource Conservation and Recovery Act of 1976 as amended, 42 U.S.C. Section 6901 et seq., Section 311 of the Clean Water Act, 15 U.S.C. § 2601 et seq., 33 U.S.C. § 1251 et seq., 42 U.S.C. 7401 et seq. and the regulations and publications issued under any such laws, (B) petroleum, radon gas, lead based paint, asbestos or asbestos containing material and polychlorinated biphenyls and (C) mold or water conditions which may exist at the Property or other matters governed by any applicable federal, state or local law or statue.
     (ii) Adequacy of the Asset. The economic feasibility, cash flow and expenses of the Asset, and habitability, merchantability, fitness, suitability and adequacy of the Property for any particular use or purpose.
     (iii) Legal Compliance of the Asset. The compliance or non-compliance of the Seller or the operation of the Property or any part thereof in accordance with, and the contents of, (A) all codes, laws, ordinances, regulations, agreements, licenses, permits, approvals and applications of or with any governmental authorities asserting jurisdiction over the Property, including, without limitation, those relating to zoning, building, public works, parking, fire and police access, handicap access, life safety, subdivision and subdivision sales, and Hazardous Materials, dangerous, and toxic substances, materials, conditions or waste, including, without limitation, the presence of Hazardous Materials in, on, under or about the Property that would cause state or federal agencies to order a clean up of the Property under any applicable legal requirements and (B) all agreements, covenants, conditions, restrictions (public or private), condominium plans, development agreements, site plans, building permits, building rules, and other instruments and documents governing or affecting the use, management, and operation of the Property.
     (iv) Matters Disclosed in the Schedules and the Asset File. Those matters referred to in this Agreement and the documents listed on the Schedules attached hereto and the matters disclosed in the Asset File.
     (v) Insurance. The availability, cost, terms and coverage of liability, hazard, comprehensive and any other insurance of or with respect to the Property.
     (vi) Condition of Title. The condition of title to the Property, including, without limitation, vesting, legal description, matters affecting title, title defects, liens, encumbrances, boundaries, encroachments, mineral rights, options, easements, and access; violations of restrictive covenants, zoning ordinances, setback lines, or development agreements; the availability, cost, and coverage of title insurance; leases, rental agreements, occupancy agreements, rights of parties in possession of, using, or occupying the Property; and standby fees, taxes, bonds and assessments.
     SECTION 7.3     RELEASE. THE BUYER HEREBY AGREES THAT THE SELLER, AND EACH OF THEIR PARTNERS, MEMBERS, TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES, REPRESENTATIVES, PROPERTY MANAGERS, ASSET MANAGERS, AGENTS, ATTORNEYS, AFFILIATES AND RELATED ENTITIES, HEIRS, SUCCESSORS, AND ASSIGNS (COLLECTIVELY, THE “RELEASEES”) SHALL BE, AND ARE HEREBY, FULLY AND FOREVER RELEASED AND DISCHARGED FROM ANY AND ALL LIABILITIES, LOSSES, CLAIMS (INCLUDING THIRD PARTY CLAIMS), DEMANDS, DAMAGES (OF ANY NATURE WHATSOEVER), CAUSES OF ACTION, COSTS, PENALTIES, FINES, JUDGMENTS, REASONABLE ATTORNEYS’ FEES, CONSULTANTS’ FEES AND COSTS AND EXPERTS’ FEES (COLLECTIVELY, THE “CLAIMS”) WITH RESPECT TO ANY AND ALL CLAIMS, WHETHER DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THAT MAY ARISE ON ACCOUNT OF OR IN ANY WAY BE CONNECTED WITH THE ASSET OR THE PROPERTY INCLUDING, WITHOUT LIMITATION, THE PHYSICAL, ENVIRONMENTAL AND STRUCTURAL CONDITION OF THE PROPERTY OR ANY LAW OR REGULATION APPLICABLE THERETO, INCLUDING, WITHOUT LIMITATION, ANY CLAIM OR MATTER (REGARDLESS OF WHEN IT FIRST APPEARED) RELATING TO OR ARISING FROM (A)

THE PRESENCE OF ANY ENVIRONMENTAL PROBLEMS, OR THE USE, PRESENCE, STORAGE, RELEASE, DISCHARGE, OR MIGRATION OF HAZARDOUS MATERIALS ON, IN, UNDER OR AROUND THE PROPERTY REGARDLESS OF WHEN SUCH HAZARDOUS MATERIALS WERE FIRST INTRODUCED IN, ON OR ABOUT THE PROPERTY, (B) ANY PATENT OR LATENT DEFECTS OR DEFICIENCIES WITH RESPECT TO THE PROPERTY, (C) ANY AND ALL MATTERS RELATED TO THE PROPERTY OR ANY PORTION THEREOF, INCLUDING WITHOUT LIMITATION, THE CONDITION AND/OR OPERATION OF THE PROPERTY AND EACH PART THEREOF, AND (D) THE PRESENCE, RELEASE AND/OR REMEDIATION OF ASBESTOS AND ASBESTOS CONTAINING MATERIALS IN, ON OR ABOUT THE PROPERTY REGARDLESS OF WHEN SUCH ASBESTOS AND ASBESTOS CONTAINING MATERIALS WERE FIRST INTRODUCED IN, ON OR ABOUT THE PROPERTY, PROVIDED, HOWEVER, THAT IN NO EVENT SHALL RELEASEES BE RELEASED FROM (X) ANY CLAIMS ARISING PURSUANT TO THE PROVISIONS OF THIS AGREEMENT OR THE SELLER’S OBLIGATIONS, IF ANY, UNDER THE CLOSING DOCUMENTS OR (Y) ANY CLAIMS ARISING FROM ANY FRAUDULENT ACTS COMMITTED BY THE SELLER TO THE BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. THE BUYER FURTHER AGREES THAT THE WAIVERS AND RELEASES HEREIN HAVE BEEN NEGOTIATED AND AGREED UPON IN LIGHT OF THAT REALIZATION AND THAT THE BUYER NEVERTHELESS HEREBY INTENDS TO RELEASE, DISCHARGE AND ACQUIT THE SELLER FROM ANY SUCH UNKNOWN CLAIMS, DEBTS, AND CONTROVERSIES WHICH MIGHT IN ANY WAY BE INCLUDED AS A MATERIAL PORTION OF THE CONSIDERATION GIVEN TO THE SELLER BY THE BUYER IN EXCHANGE FOR THE SELLER’S PERFORMANCE HEREUNDER. THE SELLER HAS GIVEN THE BUYER MATERIAL CONCESSIONS REGARDING THIS TRANSACTION IN EXCHANGE FOR THE BUYER AGREEING TO THE PROVISIONS OF THIS SECTION 7.3. THE SELLER AND THE BUYER HAVE EACH INITIALED THIS SECTION 7.3 TO FURTHER INDICATE THEIR AWARENESS AND ACCEPTANCE OF EACH AND EVERY PROVISION HEREOF. THE PROVISIONS OF THIS SECTION 7.3 SHALL SURVIVE THE CLOSING AND SHALL NOT BE DEEMED MERGED INTO ANY INSTRUMENT OR CONVEYANCE DELIVERED AT THE CLOSING.  SELLER’S INITIALS:              BUYER’S INITIALS:
ARTICLE VIII.
TITLE AND PERMITTED EXCEPTIONS
     SECTION 8.1 Title Insurance and Survey.
          The Property shall be sold and is to be conveyed, and the Buyer agrees to purchase the Property, subject only to the Permitted Exceptions.
     SECTION 8.2 Title Commitment; Survey.

          The Buyer has received and reviewed a copy of the Title Commitment and the Existing Survey.
     SECTION 8.3 Delivery of Title.
          (a) At or prior to the Closing, the Seller shall obtain releases of (i) all deeds to secure debts and/or mortgage liens and other financing items encumbering the Asset (“Financing Liens”), (ii) tax liens (other than liens for taxes not yet due and payable) encumbering the Property (“Tax Liens”) and (iii) any liens encumbering the Property affirmatively placed on the Property by the Seller on or after March 25, 2007 (“Post Effective Date Seller Encumbrance”). Other than as set forth in this Agreement (including without limitation the first sentence of this subsection 8.3(a), and subsection 8.3(c)), the Seller shall not be required to take or bring any action or proceeding or any other steps to remove any title exception or to expend any moneys therefor, nor shall the Buyer have any right of action against the Seller, at law or in equity, for the Seller’s inability to convey title subject only to the Permitted Exceptions.
          (b) Subject to the Seller’s obligations under subsections 8.3(a) and 8.3(c), in the event that the Seller is unable to convey title subject only to the Permitted Exceptions, and the Buyer has not, prior to the Closing Date, given notice to the Seller that the Buyer is willing to waive objection to each title exception which is not a Permitted Exception, the Seller shall have the right, in the Seller’s sole and absolute discretion, to (i) take such action as the Seller shall deem advisable to attempt to discharge each such title exception which is not a Permitted Exception or (ii) terminate this Agreement. In the event that the Seller shall elect to attempt to discharge such title exceptions which are not Permitted Exceptions, the Seller shall proceed to attempt to discharge such title exceptions diligently and in good faith and for so long as it is so attempting to discharge such title objections shall be entitled to one or more adjournments of the Closing Date for a period not to exceed 60 days in the aggregate. If, for any reason whatsoever, the Seller has not discharged such title exceptions which are not Permitted Exceptions prior to the expiration of the last of such adjournments, and if the Buyer is not willing to waive objection to such title exceptions, this Agreement shall be terminated as of the expiration of the last of such adjournments. In the event of a termination of this Agreement pursuant to this subsection 8.3(b), the Earnest Money shall be refunded to the Buyer and neither party shall have any further rights or obligations hereunder except for those that expressly survive the termination of this Agreement. Nothing in this clause (b) shall require the Seller, despite any election by the Seller to attempt to discharge any title exceptions, to take or bring any action or proceeding or any other steps to remove any title exception or to expend any moneys therefor, other than with respect to the Post Effective Date Seller Encumbrance, the Post Effective Date Monetary Encumbrance, Financing Liens and Tax Liens.
          (c) Notwithstanding the foregoing, at the Closing, in addition to releasing all Financing Liens, Tax Liens and Post Effective Date Seller Encumbrances which the Buyer does not waive its objection to pursuant to Section 8.3(b), the Seller shall obtain a release of any lien encumbering the Property on or after March 25, 2007 which may be removed by the payment of a sum of money (a “Post Effective Date Monetary Encumbrances”); provided that Seller shall not be obligated to spend more than $250,000 in the aggregate to remove any Post-Effective Date Monetary Encumbrances.

     SECTION 8.4 Cooperation. In connection with obtaining the Title Policy, the Buyer and the Seller, as applicable, and to the extent requested by the Title Company, will deliver to the Title Company (a) evidence sufficient to establish (i) the legal existence of the Buyer and the Seller and their respective signatories and (ii) the authority of the respective signatories of the Seller and the Buyer to bind the Seller and the Buyer, as the case may be, (b) certificates of good standing of the Seller in Delaware and, if applicable, Georgia; and (c) the affidavits of the Seller in the forms attached hereto as Exhibit G.
ARTICLE IX.
TRANSACTION COSTS; RISK OF LOSS
     SECTION 9.1 Transaction Costs.
          (a) The Buyer and the Seller agree to comply with all real estate transfer tax laws applicable to the sale of the Asset. At Closing, the Seller shall pay the applicable documentary transfer taxes as a result of the conveyance of the Asset to Buyer pursuant to this Agreement. In addition to their respective apportionment obligations hereunder, (i) the Seller and the Buyer shall each be responsible for the payment of the costs of their respective legal counsel, advisors and other professionals employed thereby in connection with the sale of the Asset, and (ii) the Buyer shall be responsible for all costs and expenses associated with (A) the Buyer’s due diligence, (B) any extended coverage or endorsements to the Title Policy, (C) the policy premiums in respect of any mortgage title insurance obtained by the Buyer, (D) all costs for any new survey and search costs with respect to the Property and updates related thereto, (E) payment, at the Closing, of the recording charges and fees (other than deed recordation taxes) for the documents necessary to transfer the Asset, (F) obtaining any financing the Buyer may elect to obtain (including any fees, financing costs, transfer taxes, mortgage and recordation taxes and intangible taxes in connection therewith), and (G) all other costs which are the responsibility under applicable law for the Buyer to pay (including, without limitation, all sales and use taxes due as a result of the sale of the Asset). Seller shall pay the basic policy premium with respect to the Title Policy. Seller shall be entitled to receive at Closing any title policy reissue credits applicable to the issuance of the Title Policy. The fees, if any, of the Escrow Agent shall be equally divided between the Seller and the Buyer.
          (b) Each party to this Agreement shall indemnify the other parties and their respective successors and assigns from and against any and all loss, damage, cost, charge, liability or expense (including court costs and reasonable attorneys’ fees) which such other party may sustain or incur as a result of the failure of either party to timely pay any of the aforementioned taxes, fees or other charges for which it has assumed responsibility under this Section. The provisions of this Article IX shall survive the Closing or the termination of this Agreement.
     SECTION 9.2 Risk of Loss.
          (a) If, on or before the Closing Date, (i) the Property or any portion thereof shall be damaged or destroyed by fire or other casualty or (ii) any Governmental Authority or other entity having condemnation authority shall take the property or any portion thereof or institute an eminent domain proceeding by delivering written notice thereof to the Seller and the same is not dismissed prior to the Closing, then the Seller shall promptly notify the Buyer and at Closing, the Seller will credit against the Purchase Price payable by the Buyer at the Closing an amount equal to the net proceeds (other than on account of business or rental interruption relating to the period prior to Closing), if any, received by the Seller on or prior to the Closing as a result of such casualty or condemnation, plus the amount of any deductible, less any amounts spent to restore the Property. If as of the Closing Date, the Seller has not received all or any portion of such insurance or condemnation proceeds, then the parties shall nevertheless consummate on the Closing Date the conveyance of the Asset (without any credit for such as yet unpaid insurance or condemnation proceeds except for a credit for any deductible under such insurance) and the Seller will at Closing assign to the Buyer all rights of the Seller, if any, to the insurance or condemnation proceeds (other than on account of business or rental interruption relating to the period prior to Closing but including all business or rental interruption relating to the period on or after Closing) and to all other rights or claims arising out of or in connection with such casualty or condemnation and the Buyer may notify all appropriate insurance companies of its interest in the insurance proceeds.
          (b) Notwithstanding the provisions of subsection 9.2(a), if, on or before the Closing Date, the Property or any portion thereof shall be (i) damaged or destroyed by a Material Casualty or (ii) taken as a result of a Material Condemnation, the Buyer shall have the right, exercised by notice to the Seller no more than ten Business Days after the Buyer has received notice of such Material Casualty or Material Condemnation, to terminate this Agreement, in which event the Earnest Money shall be refunded to the Buyer and neither party shall have any further rights or obligations hereunder other than those which expressly survive the termination of this Agreement. If the Buyer fails to timely terminate this Agreement in accordance with this subsection 9.2(b), the provisions of subsection 9.2(a) shall apply. As used in this subsection 9.2(b), a “Material Casualty” shall mean any damage to the Property or any portion thereof by fire or other casualty that, in the Seller’s reasonable judgment, may be expected to cost in excess of $4,100,000 to repair. As used in this subsection 9.2(b), a “Material Condemnation” shall mean a taking of the Property or any material portion thereof as a result of a condemnation or eminent domain proceeding or the institution of such proceeding pursuant to a written notice thereof to the Seller that, permanently impairs the use and value of the Property, and which can not be restored to substantially the same use and value as before the taking.
          (c) Subject to the provisions of this Section 9.2, the risk of loss or damage to the Property shall remain with the Seller until delivery of the Deed.
ARTICLE X.
ADJUSTMENTS
     SECTION 10.1 Adjustments. Except as otherwise specifically provided in subsection 10.1(m), the Seller shall be responsible for and shall pay (or credit the Buyer for) all liabilities, including, without limitation, all real property, personal property and sales and use taxes, which accrue with respect to the Asset with respect to all periods prior to the Closing and the Buyer shall be responsible for and shall pay all liabilities, including without limitation all real property, personal property and sales and use taxes, which accrue with respect to the Asset with respect to all periods from and after the Closing. Unless otherwise provided below, the following are to be adjusted and prorated between the Seller and the Buyer as of 11:59 P.M. on the day preceding the Closing (the “Cut-Off Time”), based upon a 365 day year, and the net amount thereof under Section 10.1 shall be added to (if such net amount is in the Seller’s favor) or deducted from (if such net amount is in the Buyer’s favor) the Purchase Price payable at Closing:
          (a) Taxes and Assessments. All real estate and personal property taxes and assessments (including, without limitation, special assessments and improvement assessments) levied against the Asset shall be prorated as of the Cut-Off Time between the Buyer and the Seller. If the amount of any such taxes is not ascertainable on the Closing Date, the proration for such taxes shall be estimated based on the most recent available bill; provided, however, that after the Closing, the Seller and the Buyer shall reprorate the taxes and pay any deficiency in the original proration to the other party promptly upon receipt of the actual bill for the relevant taxable period. In the event that the Asset or any part thereof shall be or shall have been affected by an assessment or assessments which are payable in installments, the Seller shall, at the Closing, be responsible for any installments due prior to the Closing and the Buyer shall be responsible for any installments due on or after the Closing, provided that such assessments shall in any event be prorated between the Buyer and the Seller as of the Cut-Off Time. The reproration obligation under this subsection 10.1(a) shall survive the Closing.
          (b) Water and Sewer Charges, Utilities. All utility services shall be prorated as of the Cut-Off Time between the Buyer and the Seller. To the extent possible, readings shall be obtained for all utilities as of the Cut-Off Time. If not possible, the cost of such utilities shall be prorated between the Seller and the Buyer by estimating such cost on the basis of the most recent bill for such service; provided, however, that after the Closing, the Seller and the Buyer shall reprorate the amount for such utilities and pay any deficiency in the original proration to the other party promptly upon receipt of the actual bill for the relevant billing period. The Seller shall receive a credit for all deposits transferred to the Buyer or which remain on deposit for the benefit of the Buyer with respect to such utility contracts, otherwise such deposits shall be refunded to the Seller. The reproration obligation in this subsection 10.1(b) shall survive the Closing.
          (c) Operating Agreements and Equipment Leases. Charges and payments (including the reimbursement of expenses) under all Operating Agreements and Equipment Leases.
          (d) Miscellaneous Revenues. Revenues, if any, arising out of telephone booths, vending machines, parking, or other income producing agreements, on an if, as and when collected basis.
          (e) Inventory. The Seller shall receive a credit for all Inventory and Retail Merchandise in unopened cases as of the Closing in an amount equal to the Seller’s actual cost (including sales and/or use tax) for such items.

          (f) Tenant Leases. Any rents and other amounts prepaid, accrued or due and payable under the Tenant Leases shall be prorated as of the Cut-Off Time between the Buyer and the Seller. The Buyer shall receive a credit for all cash security deposits held by the Seller under the Tenant Leases and the Buyer thereafter shall be obligated to refund or apply such deposits in accordance with the terms of such Tenant Leases.
          (g) Licenses and Permits. All amounts prepaid, accrued or due and payable under any Permits (other than utilities which are separately prorated under subsection 10.1(b)) transferred to the Buyer shall be prorated as of the Cut-Off Time between the Seller and the Buyer. The Seller shall receive a credit for all deposits made by the Seller under the Licenses and Permits which are transferred to the Buyer or which remain on deposit for the benefit of the Buyer.
          (h) Deposits for Bookings. The Buyer shall receive a credit for all prepaid deposits for Bookings scheduled for accommodations or events on or after the Closing Date, except to the extent such deposits are transferred to the Buyer and for all other amounts prepaid by guests or other customers for accommodations or events on or after the Closing Date.
          (i) Restaurants and Bars, Etc. The Seller shall close out the transactions in the restaurants and bars in the Hotel as of the Cut-Off Time and all revenues with respect thereto and with respect to other services to guests of the Hotel, including without limitation, health club revenues, room service revenues and banquet revenues, if any, shall be prorated between the Seller and the Buyer as of the Cut-Off Time.
          (j) Vending Machines. The Seller shall remove all monies from all vending machines, laundry machines, pay telephones and other coin-operated equipment as of the Cut-Off Time and shall retain all monies collected therefrom as of the Cut-Off Time, and the Buyer shall be entitled to any monies collected therefrom after the Cut-Off Time.
          (k) Trade Payables. Except to the extent an adjustment or proration is made under another subsection of this Section 10.1, (i) the Seller shall pay in full prior to the Closing all amounts payable to vendors or other suppliers of goods or services to the Hotel (the “Trade Payables”) which are due and payable as of the Closing Date for which goods or services have been delivered to the Hotel prior to Closing, and (ii) the Buyer shall receive a credit for the amount of such Trade Payables which have accrued, but are not yet due and payable as of the Closing Date, and the Buyer shall pay all such Trade Payables accrued as of the Closing Date when such Trade Payables become due and payable up to the amount of such credit; provided, however, the Seller and the Buyer shall reprorate the amount of credit for any Trade Payables and pay any deficiency in the original proration to the other party promptly upon receipt of the actual bill for such goods or services. The Seller shall receive a credit for all advance payments or deposits made with respect to FF&E, Retail Merchandise, Property and Equipment and Inventories ordered, but not delivered to the Hotel prior to the Closing Date, and the Buyer shall pay the amounts which become due and payable for such FF&E, Retail Merchandise, Property and Equipment and Inventories which were ordered but not delivered prior to Closing. The reproration obligation in this subsection 10.1(k) shall survive the Closing.

          (l) Cash. The Seller shall receive a credit for all cash on hand at the Hotel and all cash on deposit in any house bank at the Hotel as of the Closing and all such cash on hand and cash on deposit in any house bank at the Hotel shall be transferred to and belong to the Buyer from and after the Closing. The Seller shall retain all amounts in any operating accounts of the Hotel in any bank, and there shall be no credit or adjustment hereunder with respect to such cash; provided, however, the Seller shall receive a credit for any reserve fund or account established pursuant to the terms of the Management Agreement which the Seller transfers to the Buyer at Closing, if any.
          (m) Employee Compensation. The Seller shall pay all wages, payroll taxes and fringe benefits (including accrued vacation pay to the extent actually earned) as well as social security, unemployment compensation, health, life and disability insurance and pension fund contributions, if any, of the Employees through the Closing Date, provided, that, the Seller shall have no liability or obligation to pay for any sick pay or accrued but unearned vacation pay. Notwithstanding the foregoing, with respect to accrued bonuses for 2007, the Seller’s pro-rated share shall be based upon the bonus program in place as of the beginning of 2006 in the 2006 approved budget for the Hotel prepared by Manager. The Buyer shall be responsible for all other liabilities relating to or in connection with Employees for the period on or after the Cut-Off Time and any liabilities relating to or in connection with sick pay and accrued but unearned vacation pay whether having accrued prior to, on or after the Cut-Off Time. The Buyer shall be responsible for all severance payments for Transferred Employees arising on or after the Closing and for all Employees not offered employment by the Buyer (or its manager) as of the Closing, or who do not accept employment by the Buyer (or its manager) on the same terms as those provided to such employees by Manager on the day immediately preceding the Closing Date.
          (n) The Buyer and the Seller each acknowledge that certain taxes and assessments accrue and are payable to the various local governments by any business entity operating a hotel and its related facilities. Included in those taxes and assessments may be business and occupation taxes, retail sales taxes, gross receipts taxes, and other special lodging or hotel taxes and assessments. For purposes of this Agreement, all of such taxes and assessments (expressly excluding (x) taxes and assessments covered in Section 10.1(a) of this Agreement, which shall be governed by the provisions of Section 10.1(a), and (y) corporate franchise taxes, and federal, state and local income taxes) shall be allocated between the Seller and the Buyer such that those attributable to the period prior to the Cut-Off Time shall be allocable to the Seller and those attributable to the period after the Cut-Off Time shall be allocable to the Buyer (with the attribution of such taxes and assessments hereunder to be done in a manner consistent with the attribution under this Agreement of the applicable revenues on which such taxes and assessments may be based). The Seller shall be obligated to pay all such taxes and assessments which accrue with respect to the period prior to the Cut-Off Time, and the Buyer shall be obligated to pay all such taxes and assessments which accrue with respect to the period after the Cut-Off Time.
          (o) Other. If applicable, the Purchase Price shall be adjusted at Closing to reflect the adjustment of any other item which, (i) under the explicit terms of this Agreement, is to be apportioned at Closing, or (ii) is customarily prorated at the closing of similar transactions.

          (p) The provisions of Section 10.1 and the obligations of the Seller and the Buyer hereunder shall survive the Closing.
     SECTION 10.2 Re-Adjustment.
          (a) If any items to be adjusted pursuant to this Article X are not determinable at the Closing, the adjustment shall be made subsequent to the Closing when the charge is determined. The Buyer shall deliver to the Seller no later than 120 days following the Closing Date a schedule of prorations setting forth the Buyer’s determination of all adjustments to the prorations made at Closing that it believes are necessary to complete the prorations as set forth in this Article X. Any errors or omissions in computing adjustments or readjustments at the Closing or thereafter shall be promptly corrected or made, provided that the party seeking to correct such error or omission or to make such readjustment shall have notified the other party of such error or omission or readjustment on or prior to the date that is 180 days following the Closing.
          (b) The provisions of Section 10.2 and the obligations of the Seller and the Buyer hereunder shall survive the Closing.
     SECTION 10.3 Accounts Receivable.
          (a) Guest Ledger. All revenues received or to be received from transient guests on account of room rents for the period prior to and including the Cut-Off Time shall belong to the Seller. At Closing, the Seller shall receive a credit in an amount equal to: (i) all amounts unpaid as of the Cut-Off Time charged to the Guest Ledger for all room nights up to (but not including) the night during which the Cut-Off Time occurs, and (ii) one-half of all amounts unpaid as of the Cut-Off Time charged to the Guest Ledger for the room night which includes the Cut-Off Time and the Guest Ledger and all amounts charged thereto and unpaid as of the Cut-Off Time shall become the property of the Buyer. For the period beginning on the day immediately following the Cut-Off Time, such revenues collected from the Guest Ledger shall belong to the Buyer. In the event that an amount less than the total amount due from a guest is collected and guest continued in occupancy after the Cut-Off Time, such amount shall be applied first to any amount owing by such person to the Seller and thereafter to such person’s amounts accruing to the Buyer.
          (b) Accounts Receivable (Other than Guest Ledger).
     (i) On the Closing Date, the Seller shall assign to the Buyer all Accounts Receivable that are 90 days or less past due as of the Closing (the “Assigned Accounts Receivable”), the Buyer shall pay to the Seller an amount equal to 100% of all Accounts Receivable that are 90 days or less past due as of the Closing Date and shall not credit to the Seller any amounts for Accounts Receivable more than 90 days past due as of the Closing Date. The Buyer shall have the sole right to collect and retain all such Assigned Accounts Receivable. If any Assigned Accounts Receivable are paid to the Seller after the Closing, the Seller shall pay to the Buyer the amounts received by the Seller within 10 days after receipt of such amounts without any commission or deduction for the Seller.

     (ii) After the Closing, the Seller shall retain the right to collect all Accounts Receivable other than the Guest Ledger which is addressed in subsection 10.3(a), and the Assigned Accounts Receivable, which is addressed in subsection 10.3(b)(i) (such retained Accounts Receivable, the “Retained Accounts Receivable”). The Seller shall not receive a credit for the Retained Accounts Receivable. The Seller shall have the sole right to collect the Retained Accounts Receivable. If any Retained Accounts Receivable are paid to the Buyer after the Closing, the Buyer shall pay to the Seller the amounts received by the Buyer within 10 days after receipt of such amounts without any commission or deduction for the Buyer.
     (iii) The Accounts Receivable addressed in this subsection 10.3(b) shall not include the Guest Ledger, which is addressed in subsection 10.3(a).
     (iv) The parties’ obligations under this subsection 10.3(b) shall survive the Closing.
          (c) The provisions of Section 10.3 and the obligations of the Seller and the Buyer hereunder shall survive the Closing.
ARTICLE XI.
INDEMNIFICATION
     SECTION 11.1 Indemnification by the Seller. From and after the Closing and subject to Sections 11.3 and 11.4, the Seller shall indemnify and hold the Buyer, its affiliates, members and partners, and the partners, shareholders, officers, directors, employees, representatives and agents of each of the foregoing (collectively, “Buyer-Related Entities”) harmless from and against any and all costs, fees, expenses, damages, deficiencies, interest and penalties (including, without limitation, reasonable attorneys’ fees and disbursements) suffered or incurred by any such indemnified party in connection with any and all losses, liabilities, claims, damages and expenses (“Losses”), arising out of, or in any way relating to (a) any breach of any representation or warranty of the Seller contained in this Agreement or in any Closing Document and (b) any breach of any covenant of the Seller which survives the Closing contained in this Agreement or in any Closing Document, including, without limitation, any amounts due and owing to the Buyer following the Closing pursuant to Article X. Notwithstanding anything to the contrary contained herein, the Seller shall have no liability or obligation to indemnify and hold the Buyer Related Entities harmless from any Losses to the extent such Losses results from or is related to any acts or omissions of Manager which would otherwise result in an indemnification obligation of Manager in favor of the Seller pursuant to the terms of the Management Agreement or constitute a default by Manager under the Management Agreement.
     SECTION 11.2 Indemnification by the Buyer. From and after the Closing and subject to Sections 11.3 and 11.4, the Buyer shall indemnify and hold the Seller, its affiliates, members and partners, and the partners, shareholders, officers, directors, employees, representatives and agents of each of the foregoing (collectively, “Seller-Related Entities”) harmless from any and all

Losses arising out of, or in any way relating to, (a) any breach of any representation or warranty by the Buyer contained in this Agreement or in any Closing Document including, without limitation, any amounts due and owing to the Seller pursuant to Article X and (b) any breach of any covenant of the Buyer which survives the Closing contained in this Agreement or in any Closing Document including, without limitation, any amounts due and owing to the Seller following the Closing pursuant to Article X.
     SECTION 11.3 Limitations on Indemnification. Notwithstanding the foregoing provisions of Section 11.1, (a) the Seller shall not be required to indemnify the Buyer or any Buyer-Related Entities under subsection 11.1(a) unless the aggregate of all amounts for which an indemnity would otherwise be payable by the Seller under subsection 11.1(a) exceeds the Basket Limitation and, in such event, the Seller shall be responsible only for such amount in excess of the Basket Limitation, (b) in no event shall the liability of the Seller with respect to the indemnification provided for in subsection 11.1(a) exceed in the aggregate the Cap Limitation, and (c) if prior to the Closing, the Buyer or Manager obtains or has actual knowledge of any inaccuracy or breach of any representation, warranty or pre-closing covenant of the Seller contained in this Agreement (a “Buyer Waived Breach”) and nonetheless proceeds with and consummates the Closing, then the Buyer and any Buyer-Related Entities shall be deemed to have waived and forever renounced any right to assert a claim for indemnification under this Article XI for, or any other claim or cause of action under this Agreement at law or in equity on account of any such Buyer Waived Breach.
     SECTION 11.4 Survival. The (a) representations and warranties contained in this Agreement and the Closing Documents (other than the Deed, FIRPTA or the Georgia Residency Affidavits) shall survive for a period of six months after the Closing and (b) the covenants contained in this Agreement and the Closing Documents (other than the Deed, FIRPTA or the Georgia Residency Affidavits) shall survive for a period of one year after the Closing (the period beginning on the date hereof and ending on such applicable date in clause (a) or (b) being herein called the “Survival Period”) unless otherwise provided for in this Agreement. Each party shall have the right to bring an action against the other for the breach of the representations and warranties, covenants, obligations, provisions and liabilities hereunder or under the Closing Documents, but only on the following conditions: the party bringing the action for breach (i) gives a reasonably detailed written notice of such breach to the other party within 91 days after the expiration of the applicable Survival Period, and (ii) files an action for such breach on or before the first day following the second anniversary of the Closing Date, after which time all representations and warranties, covenants, obligations and liabilities (and any cause of action resulting from a breach thereof not then in litigation) herein or the Closing Documents (other than the Deed, FIRPTA or the Georgia Residency Affidavits) shall terminate. The provisions of this Section 11.4 shall not be applicable to the Deed, FIRPTA or the Georgia Residency Affidavits, which shall survive the Closing without limitation.
     SECTION 11.5 Indemnification as Sole Remedy. If the Closing has occurred, the sole and exclusive remedy (other than the right to seek specific performance of a covenant to be performed by the Seller or the Buyer after the Closing) available to a party in the event of a breach by the other party to this Agreement of any representation, warranty, covenant or other provision of this Agreement or any Closing Document which survives the Closing shall be the indemnifications provided for under this Article XI or elsewhere in this Agreement, which indemnifications shall survive the Closing as provided in this Article XI. The provisions of this Section 11.5 shall not be applicable to the Deed, FIRPTA or the Georgia Residency Affidavits.
ARTICLE XII.
DEFAULT AND TERMINATION
     SECTION 12.1 The Seller’s Termination.
          (a) This Agreement may be terminated by the Seller prior to the Closing if (i) any of the conditions precedent to the Seller’s obligations set forth in Section 5.1 or elsewhere in this Agreement have not been satisfied or waived by the Seller on or prior to the Closing Date or (ii) there is a material breach or default by the Buyer in the performance of any of its obligations under this Agreement.
          (b) In the event this Agreement is terminated by the Seller pursuant to subsection 12.1(a), this Agreement shall be null and void and of no further force or effect and neither party shall have any rights or obligations against or to the other except (i) for those provisions hereof which by their terms expressly survive the termination of this Agreement and (ii) as set forth in subsection 12.1(c). Notwithstanding the foregoing, if this Agreement is terminated by the Seller prior to the Closing for a failure of (i) the condition precedent set forth in subsection 5.1(f) and provided the Buyer is not in default of its obligation as set forth in Section 4.5 or (ii) the condition set forth in subsection 5.1(c) and provided any matters arising under such subsection 5.1(c) is not based upon any act or omission by the Buyer or any of its affiliates, the Escrow Agent shall disburse the Earnest Money to the Buyer as the Buyer’s sole and exclusive remedy, and upon such disbursement the Seller and the Buyer shall have no further obligations under this Agreement, except those which expressly survive such termination.
          (c) In the event the Seller terminates this Agreement as a result of a breach or default by the Buyer in any of its obligations under this Agreement, the Escrow Agent shall immediately disburse the Earnest Money to the Seller, and upon such disbursement the Seller and the Buyer shall have no further obligations under this Agreement, except those which expressly survive such termination. The Buyer and the Seller hereby acknowledge and agree that it would be impractical and/or extremely difficult to fix or establish the actual damage sustained by the Seller as a result of such default by the Buyer, and agree that the Earnest Money is a reasonable approximation thereof. Accordingly, in the event that the Buyer breaches this Agreement by defaulting in the completion of the purchase of the Asset, the Earnest Money shall constitute and be deemed to be the agreed and liquidated damages of the Seller, and shall be paid by the Escrow Agent to the Seller as the Seller’s sole and exclusive remedy hereunder; provided, however, the foregoing shall not limit the Buyer’s obligation to pay to the Seller all reasonable attorneys’ fees and costs of the Seller to enforce the provisions of this Section 12.1 or limit the Buyer’s indemnification obligations owed to the Seller pursuant to this Agreement which survive a termination of this Agreement. The payment of the Earnest Money as liquidated damages is not intended to be a forfeiture or penalty, but is intended to constitute liquidated damages to the Seller.

     SECTION 12.2 The Buyer’s Termination.
          (a) This Agreement may be terminated by the Buyer prior to the Closing if (i) any of the conditions precedent to the Buyer’s obligations set forth in Section 5.2 or specifically set forth elsewhere in this Agreement have not been satisfied or waived by the Buyer on or prior to the Closing Date or (ii) there is a material breach or default by the Seller in the performance of its obligations under this Agreement.
          (b) In the event this Agreement is terminated by the Buyer pursuant to subsection 12.2(a)(i), the Escrow Agent shall disburse the Earnest Money to the Buyer as the Buyer’s sole and exclusive remedy, and upon such disbursement the Seller and the Buyer shall have no further obligations under this Agreement, except those which expressly survive such termination.
          (c) If there is a material breach or default by the Seller in the performance of its obligations under this Agreement, the Buyer, at its option and as its sole and exclusive remedy, may either (i) terminate this Agreement, direct the Escrow Agent to deliver the Earnest Money to the Buyer and retain the Earnest Money, at which time this Agreement shall be terminated and of no further force and effect except for the provisions which explicitly survive such termination, or (ii) specifically enforce the terms and conditions of this Agreement provided such action seeking specific performance is initiated within 90 days of the scheduled Closing Date. The Buyer and the Seller hereby acknowledge and agree that it would be impractical and/or extremely difficult to fix or establish the actual damage sustained by the Buyer as a result of such default by the Seller, and agree that the remedy set forth in clause (i) above is a reasonable approximation thereof. Accordingly, in the event that the Seller breaches this Agreement by defaulting in the completion of the sale, and the Buyer elects not to exercise the remedy set forth in clause (ii) above but instead elects the remedy set forth in clause (i) above, the delivery of the Earnest Money to the Buyer shall be the Buyer’s sole and exclusive remedy. The Buyer agrees to, and does hereby, waive all other remedies against the Seller which the Buyer might otherwise have at law or in equity by reason of such default by the Seller.
ARTICLE XIII.
TAX CERTIORARI PROCEEDINGS
     SECTION 13.1 Prosecution and Settlement of Proceedings. If any tax reduction proceedings in respect of the Property, relating to any fiscal years ending prior to the fiscal year in which the Closing occurs are pending at the time of the Closing, the Seller reserves and shall have the right to continue to prosecute and/or settle the same. If any tax reduction proceedings in respect of the Property, relating to the fiscal year in which the Closing occurs, are pending at the time of Closing, then the Seller reserves and shall have the right to continue to prosecute and/or settle the same; provided, however, that the Seller shall not settle any such proceeding without the Buyer’s prior written consent, which consent shall not be unreasonably withheld or delayed. The Buyer shall reasonably cooperate with the Seller in connection with the prosecution of any such tax reduction proceedings.

     SECTION 13.2 Application of Refunds or Savings. Any refunds or savings in the payment of taxes resulting from such tax reduction proceedings applicable to taxes payable during the period prior to the date of the Closing shall belong to and be the property of the Seller, and any refunds or savings in the payment of taxes applicable to taxes payable from and after the date of the Closing shall belong to and be the property of the Buyer. All attorneys’ fees and other expenses incurred in obtaining such refunds or savings shall be apportioned between the Seller and the Buyer in proportion to the gross amount of such refunds or savings payable to the Seller and the Buyer, respectively (without regard to any amounts reimbursable to tenants); provided, however, that neither the Seller nor the Buyer shall have any liability for any such fees or expenses in excess of the refund or savings paid to such party unless such party initiated such proceeding.
     SECTION 13.3 Survival. The provisions of this Article XIII shall survive the Closing.
ARTICLE XIV.
MISCELLANEOUS
     SECTION 14.1 Use of Blackstone Name and Address. The Buyer hereby acknowledges and agrees that neither the Buyer nor any affiliate, successor, assignee or designee of the Buyer shall be entitled to use the name “Blackstone”, “MeriStar”, “CapStar”, “Lepercq” or “Equistar” in connection with the operation, ownership and use of the Property. The provisions of this Section 14.1 shall survive the Closing and any termination of this Agreement.
     SECTION 14.2 Exculpation of the Seller. Notwithstanding anything to the contrary contained herein, the Seller’s shareholders, limited partners, members, the partners or members of such partners, the shareholders of such partners, members, and the trustees, officers, directors, employees, agents and security holders of the Seller and the partners or members of the Seller assume no personal liability for any obligations entered into in connection with or relating to this Agreement on behalf of the Seller and their respective individual assets shall not be subject to any claims of any person relating to such obligations. The foregoing shall govern any direct and indirect obligations of the Seller under this Agreement. The provisions of this Section 14.2 shall survive the Closing and any termination of this Agreement.
SECTION 14.3 Brokers.
          (a) The Seller represents and warrants to the Buyer, as of the date hereof and as of the Closing, that it has dealt with no broker, finder or similar person with respect to this Agreement or the transactions contemplated hereby other than Broker. The Seller agrees to indemnify, protect, defend and hold the Buyer harmless from and against all claims, losses, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and disbursements) and charges resulting from the Seller’s breach of the foregoing representation in this subsection (a). The Seller shall be responsible for the payment of any amounts due Broker. The provisions of this subsection 14.3(a) shall survive the Closing and any termination of this Agreement.

          (b) The Buyer represents and warrants to the Seller, as of the date hereof and as of the Closing, that it has dealt with no broker, finder or similar person with respect to this Agreement or the transactions contemplated hereby other than Broker. The Buyer agrees to indemnify, protect, defend and hold the Seller harmless from and against all claims, losses, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and disbursements) and charges resulting from the Buyer’s breach of the foregoing representations in this subsection (b). The provisions of this subsection 14.3(b) shall survive the Closing and any termination of this Agreement.
          (c) At Closing, Broker shall execute and deliver a final and unconditional waiver and release of any lien rights it may have against the Property pursuant to the Commercial Real Estate Broker Lien Act, O.C.G.A. §44-14-600, et. seq., in the form attached hereto as Exhibit I, and by its execution of this Agreement, Broker hereby agrees to do so.
     SECTION 14.4 Confidentiality; Press Release; IRS Reporting Requirements.
          (a) The Buyer and the Seller, and each of their respective affiliates shall hold as confidential all information disclosed in connection with the transaction contemplated hereby and concerning each other, the Asset, this Agreement and the transactions contemplated hereby and shall not release any such information to third parties without the prior written consent of the other parties hereto, except (i) any information which was previously or is hereafter publicly disclosed or was available on a non-confidential basis prior to its disclosure (other than in violation of this Agreement or other confidentiality agreements to which affiliates of the Buyer are parties), (ii) to their partners, advisers, underwriters, analysts, employees, affiliates, officers, directors, consultants, lenders, accountants, legal counsel, title companies or other advisors of any of the foregoing, provided that they are advised as to the confidential nature of such information and are instructed to maintain such confidentiality and (iii) to comply with any law, rule or regulation (including without limitation those of the United States Securities and Exchange Commission) or the requirements of any securities exchange on which such party or its parent company is listed. The foregoing shall constitute a modification of any prior confidentiality agreement that may have been entered into by the parties. The provisions of this Section shall survive the termination of this Agreement for a period of one year.
          (b) The Seller or the Buyer may issue a press release with respect to this Agreement and the transactions contemplated hereby, provided that the content of any such press release shall be subject to the prior written consent of the other party hereto, not to be unreasonably withheld, conditioned or delayed.
          (c) For the purpose of complying with any information reporting requirements or other rules and regulations of the IRS that are or may become applicable as a result of or in connection with the transaction contemplated by this Agreement, including, but not limited to, any requirements set forth in proposed Income Tax Regulation Section 1.6045-4 and any final or successor version thereof (collectively, the “IRS Reporting Requirements”), the Seller and the Buyer hereby designate and appoint the Escrow Agent to act as the “Reporting Person” (as that term is defined in the IRS Reporting Requirements) to be responsible for complying with any IRS Reporting Requirements. The Escrow Agent hereby acknowledges and accepts such designation and appointment and agrees to fully comply with any IRS Reporting Requirements that are or may become applicable as a result of or in connection with the transaction contemplated by this Agreement. Without limiting the responsibility and obligations of the Escrow Agent as the Reporting Person, the Seller and the Buyer hereby agree to comply with any provisions of the IRS Reporting Requirements that are not identified therein as the responsibility of the Reporting Person, including, but not limited to, the requirement that the Seller and the Buyer each retain an original counterpart of this Agreement for at least four years following the calendar year of the Closing.
     SECTION 14.5 Escrow Provisions.
          (a) The Escrow Agent shall hold the Earnest Money in escrow in an interest-bearing bank account at a federally insured banking institution (the “Escrow Account”).
          (b) The Escrow Agent shall hold the Earnest Money in escrow in the Escrow Account until the Closing or sooner termination of this Agreement and shall hold or apply such proceeds in accordance with the terms of this subsection (b). The Seller and the Buyer understand that no interest is earned on the Earnest Money during the time it takes to transfer into and out of the Escrow Account. At the Closing, the Earnest Money shall be paid by the Escrow Agent to, or at the direction of, the Seller. If for any reason the Closing does not occur and either party makes a written demand upon the Escrow Agent for payment of such amount, the Escrow Agent shall, within 24 hours give written notice to the other party of such demand. If the Escrow Agent does not receive a written objection within five Business Days after the giving of such notice, the Escrow Agent is hereby authorized to make such payment. If the Escrow Agent does receive such written objection within such five Business Day period or if for any other reason the Escrow Agent in good faith shall elect not to make such payment, the Escrow Agent shall continue to hold such amount until otherwise directed by joint written instructions from the parties to this Agreement or a final judgment of a court of competent jurisdiction. However, the Escrow Agent shall have the right at any time to deposit the Earnest Money with the clerk of the court of New York County. The Escrow Agent shall give written notice of such deposit to the Seller and the Buyer. Upon such deposit the Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder.
          (c) The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the Escrow Agent shall not be deemed to be the agent of either of the parties, and the Escrow Agent shall not be liable to either of the parties for any act or omission on its part, other than for its gross negligence or willful misconduct. The Seller and the Buyer shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all costs, claims and expenses, including attorneys’ fees and disbursements, incurred in connection with the performance of the Escrow Agent’s duties hereunder.
          (d) The Escrow Agent has acknowledged its agreement to these provisions by signing this Agreement in the place indicated following the signatures of the Seller and the Buyer.
     SECTION 14.6 Successors and Assigns; No Third-Party Beneficiaries. The stipulations, terms, covenants and agreements contained in this Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective permitted successors and assigns (including any successor entity after a public offering of stock, merger, consolidation, purchase or other similar transaction involving a party hereto) and nothing herein expressed or implied shall give or be construed to give to any person or entity, other than the parties hereto and such assigns, any legal or equitable rights hereunder.
     SECTION 14.7 Assignment. This Agreement may not be assigned by the Buyer without the prior written consent of the Seller. The Buyer may designate an affiliate to which the Asset will be assigned at the Closing, provided that the Buyer provides the Seller written notice of such designation at least five days prior to the Closing and the Buyer will continue to remain primarily liable under this Agreement notwithstanding any such designation. Notwithstanding anything to the contrary contained herein, the Buyer may assign its rights and obligations under this Agreement to an affiliate of the Buyer provided that the Buyer provides the Seller with a fully executed assignment of contract at least five days prior to the Closing and the Buyer will continue to remain primarily liable under this Agreement notwithstanding any such assignment.
     SECTION 14.8 Further Assurances.
          (a) From time to time, as and when requested by any party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.
          (b) The Seller shall after the Closing and if requested by the Buyer, based on the Buyer’s obligations under regulatory requirements, reasonably cooperate with the Buyer in the Buyer’s preparation of audited financial statements of the Property for the calendar year in which the Closing occurs and the three preceding calendar years, by providing such information as may be in the possession of the Seller as shall be required to enable an accounting firm of the Buyer’s choosing to prepare such audited financial statements, the cost of which shall be borne by the Buyer. Any information provided by the Seller to the Buyer pursuant to this subsection 14.8(b) shall be without any representations or warranties. The Buyer agrees to reimburse the Seller for the Seller’s actual and reasonable costs in connection with the Seller’s cooperation pursuant to this subsection 14.8(b).
          (c) The provisions of this Section 14.8 shall survive the Closing.
     SECTION 14.9 Notices. All notices, demands or requests made pursuant to, under or by virtue of this Agreement must be in writing and shall be (a) personally delivered, (b) delivered by express mail, Federal Express or other comparable overnight courier service, (c) telecopied, with telephone or written confirmation within one Business Day, or (d) mailed to the party to which the notice, demand or request is being made by certified or registered mail, postage prepaid, return receipt requested, as follows:

     To the Seller:
c/o Blackstone Real Estate Advisors
345 Park Avenue, 32nd Floor
New York, New York 10154
Attention:
Facsimile:
Telephone:
     with copies thereof to:
LQ Management
909 Hidden Ridge, Suite 600
Irving, Texas 75038
Attention:
Facsimile:
Telephone:
     To the Buyer:
Interstate Atlanta Airport, LLC
c/o Interstate Hotel & Resorts, Inc.
4501 North Fairfax Drive, Suite 500
Arlington, Virginia 22203
Attention:
Facsimile:
Telephone:
     with copies thereof to:
DeCampo, Diamond & Ash
747 Third Avenue — 37th Floor
New York, New York 10017
Attention:
Facsimile:
Telephone:
     To the Escrow Agent/Title Company:
Lawyers Title Insurance Corporation
c/o LandAmerica Financial Group
Two Grand Central Tower
140 East 45th Street
New York, NY 10017
Attention:
Facsimile:
Telephone:

All notices (i) shall be deemed to have been given on the date that the same shall have been delivered in accordance with the provisions of this Section and (ii) may be given either by a party or by such party’s attorneys. Any party may, from time to time, specify as its address for purposes of this Agreement any other address upon the giving of 10 days’ prior notice thereof to the other parties.
     SECTION 14.10 Entire Agreement. This Agreement, along with the Exhibits and Schedules hereto contains all of the terms agreed upon between the parties hereto with respect to the subject matter hereof, and all understandings and agreements heretofore had or made among the parties hereto are merged in this Agreement which alone fully and completely expresses the agreement of the parties hereto.
     SECTION 14.11 Amendments. This Agreement may not be amended, modified, supplemented or terminated, nor may any of the obligations of the Seller or the Buyer hereunder be waived, except by written agreement executed by the party or parties to be charged.
     SECTION 14.12 No Waiver. No waiver by either party of any failure or refusal by the other party to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply.
     SECTION 14.13 Governing Law. This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with, the laws of the State of Georgia.
     SECTION 14.14 Intentionally Omitted.
     SECTION 14.15 Severability. If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
     SECTION 14.16 Section Headings. The headings of the various Sections of this Agreement have been inserted only for purposes of convenience, are not part of this Agreement and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement.
     SECTION 14.17 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.
     SECTION 14.18 Acceptance of Deed. The acceptance of the Deed by the Buyer shall be deemed full compliance by the Seller of all of the Seller’s obligations under this Agreement except for those obligations of the Seller which are specifically stated to survive the Closing.
     SECTION 14.19 Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.
     SECTION 14.20 Recordation. Neither this Agreement nor any memorandum or notice of this Agreement may be recorded by any party hereto without the prior written consent of the other party hereto. The provisions of this Section shall survive the Closing or any termination of this Agreement. The Buyer also agrees not to file any lis pendens or other instrument against the Asset in connection herewith in bad faith. In furtherance of the foregoing, the Buyer (i) acknowledges that the filing of a lis pendens in bad faith against or encumbering the Asset or the recording of any memorandum or notice of this Agreement could cause significant monetary and other damages to the Seller, and (ii) hereby indemnifies the Seller from and against any and all liabilities, damages, losses, costs or expenses (including without limitation attorneys fees and expenses) arising out of a breach of this Section 14.20. The provisions of this Section 14.20 shall survive the Closing or any termination of this Agreement.
     SECTION 14.21 WAIVER OF JURY TRIAL. THE SELLER AND THE BUYER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANOTHER PARTY ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT. THE PROVISIONS OF THIS SECTION 14.21 SHALL SURVIVE THE CLOSING AND ANY TERMINATION OF THIS AGREEMENT.
     SECTION 14.22 Time is of the Essence. The Seller and the Buyer agree that time is of the essence with respect to the obligations of the Buyer and the Seller under this Agreement.
     SECTION 14.23 Bulk Sale; Occasional Sale. The Seller and the Buyer specifically waive compliance with the Uniform Commercial Code of the State of Georgia with respect to bulk transfers, with any similar provision under any applicable law of the County of Clayton and City of College Park. The Buyer and the Seller acknowledge that the Seller is selling the entire operating assets of a business pursuant to this Agreement, which is intended to qualify as an occasional sale.

     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto under seal as of the day and year first above written.

SELLER:

LEPERCQ ATLANTA RENAISSANCE PARTNERS, L.P., a Delaware limited partnership

By:	MeriStar Sub 5R LLC, a Delaware limited liability company, its general partner

	By:	/s/ Mark Chloupek

	Name:	Mark Chloupek

	Title:	EVP and General Counsel

[SEAL]

BUYER:

INTERSTATE ATLANTA AIRPORT, LLC, a Delaware limited liability company

By:	Interstate Operating Company, LP, a Delaware limited partnership, its member

	By:	Interstate Hotels & Resorts, Inc., a Delaware corporation, its general partner

By:	/s/ James A. Crolle III

Name:	James A. Crolle III

Title:	Assistant General Counsel

[SEAL]